SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. ___)

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Filed by a Party other than the Registrant	[		]

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[		]	Preliminary Proxy Statement
[		]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[	X	]	Definitive Proxy Statement
[		]	Definitive Additional Materials
[		]	Soliciting Material Pursuant to §240.14a-12

SHOE CARNIVAL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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May 1, 2020

Dear Shareholder:

On behalf of the Board of Directors and management, we wish to extend an invitation to you to attend our 2020 annual meeting of shareholders (the “Annual Meeting”) to be held on Thursday, June 11, 2020 at the corporate headquarters for Shoe Carnival, Inc. located at 7500 East Columbia Street, Evansville, Indiana.  The Annual Meeting will begin promptly at 9:00 a.m. CDT.

You will find information regarding the business to be conducted at the Annual Meeting in the attached Notice of Annual Meeting of Common Shareholders and Proxy Statement, including information you should consider when you vote your shares. As allowed by the rules of the Securities and Exchange Commission, this year we are furnishing this Proxy Statement, our 2019 Annual Report to Shareholders and our other proxy materials to our shareholders primarily via the Internet, instead of mailing printed copies of these materials to each shareholder. This electronic process gives you fast, convenient access to the materials, diminishes the impact on the environment and reduces our printing and mailing costs. A paper copy of these materials can be requested using one of the methods described in the materials.

At the Annual Meeting, in addition to the matters described in the Notice of Annual Meeting of Common Shareholders and the Proxy Statement, I will be providing a report on the financial position of the Company and opening the floor for questions from shareholders.

The members of the Board of Directors and management look forward to your attendance.  However, whether or not you plan to attend personally, and regardless of the number of shares you own, it is important that your shares be represented.  You may vote your shares by telephone, via the Internet or, if you received a paper copy of the proxy materials, by signing, dating and returning your proxy card or voting instruction form.

Thank you for your ongoing support of and continued interest in Shoe Carnival.

Sincerely,

Clifton E. Sifford
Vice Chairman and Chief Executive Officer

SHOE CARNIVAL, INC.

NOTICE OF ANNUAL MEETING OF COMMON SHAREHOLDERS
TO BE HELD ON JUNE 11, 2020

The annual meeting of common shareholders of Shoe Carnival, Inc. (the “Company,” “we,” “us” and “our”) will be held at the Company's corporate headquarters located at 7500 East Columbia Street, Evansville, Indiana*, on Thursday, June 11, 2020, at 9:00 a.m., CDT, for the following purposes:

(1)    To elect one director to serve until the 2023 annual meeting of shareholders and until his successor is elected and has qualified, as set forth in the accompanying proxy statement;

(2)    To approve, in an advisory (non-binding) vote, the compensation paid to the Company’s named executive officers;

(3)    To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for fiscal 2020; and

(4)    To transact such other business as may properly come before the meeting, or any adjournment or postponement thereof.

All common shareholders of record at the close of business on April 9, 2020 will be eligible to vote.

As allowed by the rules of the Securities and Exchange Commission (“SEC”), we are furnishing proxy materials to our shareholders primarily via the Internet.  Accordingly, on or about May 1, 2020, we mailed a majority of our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials and vote via the Internet, and mailed a printed copy of this proxy statement, a proxy card and our 2019 annual report to shareholders to our other shareholders.

It is important that your stock be represented at this meeting.  Whether or not you plan to attend the meeting, your vote is important, and we urge you to vote promptly as described below and in the accompanying materials.

You may vote your shares online via the Internet, or	You may vote your shares by telephone, or

You may vote your shares in person at the annual meeting, or	If you received a copy of the proxy materials by mail, you may vote by returning your proxy card in the self-addressed envelope provided.

If a bank, broker or nominee holds your shares, please review the voting options provided by them on your voting instruction form and act accordingly.  For your vote to be counted, you will need to communicate your voting decisions to your bank, broker or nominee.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Common Shareholders to be Held on June 11, 2020

The notice of annual meeting of common shareholders, proxy statement, form of proxy card and 2019 annual report to shareholders are available at www.envisionreports.com/SCVL.

*We intend to hold our annual meeting in person. However, we are actively monitoring the coronavirus (COVID-19), and we are sensitive to the public health and travel concerns our shareholders may have and the protocols that federal, state, and local governments may impose. In the event it is not possible or advisable to hold our annual meeting in person or at the scheduled date, time or location, we will announce alternative arrangements for the meeting via a press release as promptly as practicable, which may include holding the meeting solely by means of remote communication in a virtual meeting format. Please monitor the “Proxy Information” section of our website at shoecarnival.gcs-web.com/proxy-information for updated information regarding our annual meeting. If you are planning to attend our annual meeting, please check the “Proxy Information” section of our website prior to the meeting date. As always, we encourage you to vote your shares prior to the annual meeting.

By Order of the Board of Directors

Sean M. Georges, Secretary May 1, 2020

SHOE CARNIVAL, INC.
7500 East Columbia Street
Evansville, Indiana 47715

PROXY STATEMENT
Annual Meeting of Common Shareholders

June 11, 2020

Why am I receiving these proxy materials?

We are providing these proxy materials to you in connection with the solicitation by the Board of Directors (the “Board”) of Shoe Carnival, Inc. (the “Company,” “we,” “us” or “our”) for proxies to be voted at our annual meeting of common shareholders and at any adjournment or postponement thereof.  We are holding this annual meeting at 9:00 a.m., CDT, on Thursday, June 11, 2020, at our corporate headquarters located at 7500 East Columbia Street, Evansville, Indiana.  Directions to our corporate headquarters can be obtained by calling 812-867-6471.

We intend to hold our annual meeting in person. However, we are actively monitoring the coronavirus (COVID-19), and we are sensitive to the public health and travel concerns our shareholders may have and the protocols that federal, state, and local governments may impose. In the event it is not possible or advisable to hold our annual meeting in person or at the scheduled date, time or location, we will announce alternative arrangements for the meeting via a press release as promptly as practicable, which may include holding the meeting solely by means of remote communication in a virtual meeting format. Please monitor the “Proxy Information” section of our website at shoecarnival.gcs-web.com/proxy-information for updated information regarding our annual meeting. If you are planning to attend our annual meeting, please check the “Proxy Information” section of our website prior to the meeting date. As always, we encourage you to vote your shares prior to the annual meeting.

As allowed by the rules of the Securities and Exchange Commission (the “SEC”), we are furnishing our proxy materials to our shareholders primarily via the Internet, instead of mailing printed copies of these materials to each shareholder.  This electronic process diminishes the impact on the environment and reduces our printing and mailing costs. Accordingly, on or about May 1, 2020, we mailed a majority of our shareholders a Notice of Internet Availability of Proxy Materials (the “E-Proxy Notice”) containing instructions on how to access our proxy materials and vote via the Internet, and mailed a printed copy of this proxy statement, a proxy card and our 2019 annual report to shareholders to our other shareholders.  If you received an E-Proxy Notice and would like to receive a paper copy of our proxy materials, please follow the instructions included in the E-Proxy Notice.

What proposals will be voted on at the annual meeting?

There are three proposals scheduled to be voted on at the annual meeting:

•	To elect one director to serve until the 2023 annual meeting of shareholders and until his successor is elected and has qualified;
•

To approve, in an advisory (non-binding) vote, the compensation paid to our Executives (as defined below under “Executive and Director Compensation – Compensation Discussion and Analysis”), as disclosed in the Compensation Discussion and Analysis, the compensation tables and the related narratives in this proxy statement; and

•	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2020.

In addition, any other business that may properly come before the annual meeting will be considered and a vote will be taken.  The Board currently knows of no additional business that is to be brought before the meeting.  However, if other matters properly come before the meeting, the persons indicated on the enclosed proxy will vote that proxy based on their judgment on such matters.

How does the Board recommend that I vote on the proposals?

The Board recommends that you vote your shares:

•	FOR the election of Mr. Weaver as director (Proposal 1);
•

FOR the approval, on an advisory basis, of the compensation paid to our Executives, as disclosed in the Compensation Discussion and Analysis, the compensation tables and the related narratives in this proxy statement (Proposal 2); and

•	FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2020 (Proposal 3).

Who may vote?

You may vote at the annual meeting or by proxy if you were a shareholder of record at the close of business on April 9, 2020, the record date for the meeting.  As of April 9, 2020, there were 14,090,765 shares of our common stock outstanding and entitled to vote at the meeting.  On all matters, including the election of the director, each common shareholder will have one vote for each share held.

What constitutes a quorum for the annual meeting?

In order to constitute a quorum, a majority of the votes entitled to be cast at the annual meeting must be present either in person or by proxy.  Abstentions and broker non-votes will be considered as present for determining a quorum.

It is possible that a proxy would indicate that not all shares represented by it are being voted for specific proposals.  For example, a broker cannot vote shares held in street name on certain proposals when the owner of those shares has not provided instructions on how he or she would like them to be voted, which are called “broker non-votes.”  The election of the director and the proposal relating to executive compensation fall into this category.  Accordingly, if you hold your shares in street name and wish your shares to be voted on Proposals 1 and 2, you must give your broker voting instructions.

What vote is required for each of the proposals to be approved?

For Proposal 1, to be elected, the director nominee must receive the affirmative vote of a majority of the votes cast with respect to the director, which for this proposal means that the number of shares voted “FOR” the director’s election must exceed the number of shares voted “AGAINST” the director’s election.  Shareholders will not be allowed to cumulate their votes in the election of the director.  Abstentions and broker non-votes will not be considered as votes cast on this proposal and therefore will not affect the outcome of this proposal.

Proposals 2 and 3 will be approved if more shares are voted “FOR” each proposal than “AGAINST.”  Neither abstentions nor broker non-votes will affect the outcome of these proposals.

How do I vote my shares?

Voting of Shares Registered Directly in the Name of the Shareholder.  If you hold shares of our common stock in your own name as the holder of record, you may vote your shares by using any of the following methods:

•

Via the Internet.  You may vote by proxy via the Internet by following the instructions on the E-Proxy Notice or the instructions on the proxy card if you receive printed copies of the proxy materials by mail.

•	By Telephone. If you receive printed copies of the proxy materials by mail, you may vote by proxy by calling the toll-free number found on the proxy card and following the recorded instructions.
•

By Mail.  If you receive printed copies of the proxy materials by mail, you may vote by proxy by completing, signing and dating the proxy card and mailing it back in the postage-paid envelope provided. Properly executed proxies that are received in time and not subsequently revoked will be voted as instructed on the proxy card.

•

In Person at the Annual Meeting. If you attend the annual meeting, you may vote your shares in person. If you choose to vote in person at the annual meeting, please bring proof of identification.  Even if you plan to attend the annual meeting, we encourage you to vote your shares in advance by proxy via the Internet, by telephone or by mail so that your vote will be counted if you later decide not to attend the annual meeting.

Voting of Shares Registered in the Name of a Brokerage Firm or Bank.  If your shares of our common stock are held in “street name” through a brokerage account or by a bank or other nominee,

•

Via the Internet.  You may vote by proxy via the Internet by following the instructions on the E-Proxy Notice or the instructions on the voting instruction form if you receive printed copies of the proxy materials by mail.

•

By Telephone.  If you receive printed copies of the proxy materials by mail, you may vote by proxy by calling the toll-free number found on the voting instruction form and following the recorded instructions.

•	By Mail. If you receive printed copies of the proxy materials by mail, you may vote by proxy by completing, signing and dating the voting instruction form and mailing it back in the envelope provided.
•

In Person at the Annual Meeting. If you are a “street name” shareholder and you wish to vote in person at the annual meeting, you must obtain a legal proxy from your broker, bank or other nominee giving you the right to vote the shares.  Please contact that organization for instructions regarding obtaining a legal proxy.  Even if you plan to attend the annual meeting, we encourage you to vote your shares in advance so that your vote will be counted if you later decide not to attend the annual meeting.

What if I return my proxy but do not provide voting instructions?

Your shares will be voted in accordance with your instructions as specified.  If you are a shareholder of record and you submit your proxy via the Internet, by telephone or by signing and returning your proxy card but do not give voting instructions, your shares will be voted “FOR” the election of the nominee listed under Proposal 1 and “FOR” Proposals 2 and 3.  If any other matters properly come before the meeting, the persons indicated as proxies will vote that proxy based on their judgment on such matters.  If your shares are held in “street name” and you do not provide your broker, bank or other nominee with specific voting instructions, your broker, bank or other nominee may vote on Proposal 3, the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2020. However, your broker, bank or other nominee cannot vote your shares without specific instructions on Proposals 1 and 2.  If your broker, bank or other nominee does not receive instructions from you on how to vote your shares on Proposal 1 or 2, your broker, bank or other nominee  will inform the inspector of election that it does not have the authority to vote on those proposals with respect to your shares.

May I revoke my proxy?

If you have submitted your proxy via the Internet, by telephone or by mail, you may still revoke it at any time as long as it has not been exercised.  Your proxy may be revoked by giving written notice of revocation to us, delivering a subsequently dated proxy via the Internet, by phone or by mail or attending the annual meeting and voting in person.

How are votes counted?

Votes cast by proxy or in person at the annual meeting will be counted and certified by representatives of our transfer agent, Computershare Trust Company, N.A.

Where can I find the voting results of the annual meeting?

We will announce preliminary voting results at the annual meeting and publish the voting results in a Current Report on Form 8-K to be filed with the SEC within four business days of the annual meeting.

Who pays for the cost of proxy preparation and solicitation?

The cost of this solicitation of proxies will be borne by us.  Proxies may also be solicited personally or by telephone, facsimile transmission or other electronic means of communication by our employees acting without additional compensation.

PROPOSAL NO. 1

ELECTION OF DIRECTOR

Nominee and Director Information

Our Board is divided into three classes, and generally, each director holds office for a three-year term expiring at the annual meeting of shareholders held in the year that is three years after the director’s election and thereafter until his or her successor is elected and qualified.

At the annual meeting, our shareholders will be asked to elect one director.  J. Wayne Weaver has been nominated by the Board, upon the recommendation of the Nominating and Corporate Governance Committee (the “Nominating Committee”), for election as director for a term to expire at the 2023 annual meeting of shareholders and until his successor is elected and qualified. Mr. Weaver has served as a director since 1988.

The Board, upon the recommendation of the Nominating Committee and as a result of the Board’s discussions related to its long-term succession planning, determined not to nominate Jeffery C. Gerstel for re-election at the annual meeting.  Effective upon the expiration of Mr. Gerstel’s term as a director at the annual meeting, the size of the Board will be temporarily reduced from eight directors to seven directors.

To be elected, the director nominee must receive the affirmative vote of a majority of the votes cast, which means that the number of shares voted “for” the director’s election must exceed the number of shares voted “against” the director’s election.  This majority vote standard is in effect because this is an uncontested election of a director (i.e., the number of nominees for director does not exceed the number of directors to be elected as of the record date of the annual meeting). For any contested election, the director would be elected by a plurality of the votes cast by the shares entitled to vote on the election of directors.

If a director nominee who is serving as a director is not elected at the annual meeting, under Indiana law the director would continue to serve on the Board as a “holdover director.”  However, under our by-laws, any incumbent director who fails to be elected must immediately tender his or her resignation to the Board, subject to acceptance by the Board.  The Nominating Committee would then make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken.  The Board, taking into account the recommendation of the Nominating Committee, would determine the appropriate responsive action with respect to the tendered resignation.  The director who tenders his or her resignation may not participate in the Board’s decision.  If a nominee who was not already serving as a director is not elected at the annual meeting, under Indiana law that nominee would not become a director and would not serve on the Board as a “holdover director.”  The nominee for election as director at the annual meeting is currently serving on the Board.

The Nominating Committee is responsible for recommending to the Board the director nominees that collectively have the complementary experience, qualifications, skills and attributes to guide us and function effectively as a Board.  Each nominee for election as a director is selected based on his or her experience, judgment, integrity, ability to make independent inquiries, an understanding of our business environment and a willingness to devote adequate time to Board duties.  The Nominating Committee's general view is to re-nominate an incumbent director who continues to satisfy the criteria for membership on the Board, continues to make important contributions to the Board and consents to continue his or her service on the Board.  However, as the Board and Nominating Committee continue to assess the long-term succession planning of the Board and the diversity of its collective skill set, incumbent directors may not be re-nominated in future years and the size of the Board is subject change.

Set forth below is the current nominee for director as well as our other continuing directors and information regarding each person's service as a director, business experience, director positions held currently or at any time in the last five years, and the experiences, qualifications, attributes or skills that caused the Nominating Committee and the Board to recommend the director nominee and to determine that the continuing directors should serve as members of our Board.  Unless otherwise indicated, the principal occupation of each director has been the same for the last five years. There is no family relationship between any of our directors or executive officers.

NOMINEE FOR DIRECTOR
J. Wayne Weaver, Chairman of the Board

From 1993 until January 2012 when the franchise was sold, Mr. Weaver served as Chairman and Chief Executive Officer of the Jacksonville Jaguars, LTD, a professional football franchise.  From 1978 until February 2, 1993, Mr. Weaver's principal occupation was as President and Chief Executive Officer of Nine West Group, Inc., a designer, developer and marketer of women's footwear.  Mr. Weaver previously served two terms as a director of Stein Mart, Inc., a publicly traded chain of off-price retail stores, from June 2014 until March 2016 and from November 2000 until April 2008.

Mr. Weaver's areas of relevant experience include strategic planning, marketing/branding, economic indicators and issues, and industry trends.

Term: Director nominee for a three-year term to expire at the annual meeting of shareholders in 2023
Director since: 1988
Age: 85

The Board recommends a vote FOR the director nominee listed above.

DIRECTORS CONTINUING IN OFFICE
Kent A. Kleeberger

Mr. Kleeberger has been a self-employed consultant since March 2015.  From February 2011 until March 2015, Mr. Kleeberger served as Executive Vice President, Chief Operating Officer of Chico’s FAS Inc., a publicly traded specialty apparel retailer.  Prior to that, from November 2007 until January 2011, Mr. Kleeberger served as Executive Vice President, Chief Financial Officer and Treasurer of Chico's FAS Inc.  From July 2004 until October 2007, Mr. Kleeberger served as Senior Vice President and Chief Financial Officer for Dollar Tree Stores, Inc., a publicly traded single price-point retailer.  From April 1998 until June 2004, he served in various positions with Tween Brands, Inc. (formerly Too, Inc.), a publicly traded apparel retailer, including as Executive Vice President, Chief Operating Officer, Chief Financial Officer, Treasurer and Secretary and also served as a director from February 2000 until March 2004.  Mr. Kleeberger has served as a director of Christopher & Banks Corporation, a publicly traded specialty apparel retailer, since June 2016 and as Chair of its Board of Directors since January 2017.  Mr. Kleeberger also served as a director of Aéropostale, Inc., a publicly traded apparel retailer, from August 2015 until February 2016.

Mr. Kleeberger's areas of relevant experience include tax, financial reporting, accounting and controls, insurance and risk management, economic indicators and issues, marketing/branding and government regulation.

Term: Director with term expiring at the annual meeting of shareholders in 2021
Director since: 2003
Age: 68

Charles B. Tomm

Mr. Tomm has served as a Managing Partner and Chief Executive Officer of Pablo River Partners LLC, a retail automotive company, since January 2017 and also as a principal at the investment banking and financial advisory firm Oaklins Heritage Capital Group since October 2016.  Prior to that, he was President and Chief Executive Officer of Brumos Automotive, Mercedes-Benz, Porsche and Lexus dealerships, from January 2009 until its sale in April 2016.  He started in the retail automotive business with Coggin Automotive Group in April 1994 and was named company President in 1997.  After a 1998 merger with Asbury Automotive Group, Inc. and a subsequent merger with Courtesy Automotive Group in 2003, Mr. Tomm became President and Chief Executive Officer of Asbury's Coggin/Courtesy subsidiary, with 27 automotive dealerships.  His prior business experience was in investment banking, oil field services, trucking, as an adjunct law professor and in the private practice of law with Winthrop, Stimson, Putnam & Roberts (now Pillsbury Winthrop Shaw Pittman LLP).  From 1968 to 1972, Mr. Tomm was a diver and officer on the U.S. Navy’s only troop-carrying submarine.  Mr. Tomm is a trustee of the Mayo Clinic and chair of its Audit and Compliance Committee, a trustee and board chair of Jacksonville University, a trustee of The Bolles School and a former trustee of Washington & Lee University.  Mr. Tomm served as a director of Florida Bank Group, Inc. from September 2007 until its merger with IberiaBank Corporation in February 2015, and as a director of Asbury Automotive Group, Inc. from 2000 to January 2002 and from May 2005 until September 2007.

Mr. Tomm’s areas of relevant experience include strategic planning, corporate governance and leadership, risk management, capital markets and mergers and acquisitions.

Term: Director with term expiring at the annual meeting of shareholders in 2021
Director since: 2017
Age: 74

Joseph W. Wood
Mr. Wood has been a self-employed footwear industry consultant since July 2010.

From January 2008 until July 2010, Mr. Wood served as Division President – Retail of Brown Shoe Company, Inc. (now Caleres, Inc.), a global wholesale and retail footwear company.  Prior to that, from January 2002 until December 2007, Mr. Wood served as President of Famous Footwear, a division of Brown Shoe Company, Inc.

Term: Director with term expiring at the annual meeting of shareholders in 2021
Director since: 2003
Age: 72

Clifton E. Sifford, Vice Chairman and Chief Executive Officer

Mr. Sifford has served as our Vice Chairman since September 2019 and has served as Chief Executive Officer and a director since October 2012.  Mr. Sifford also served as President from October 2012 to September 2019.  Mr. Sifford served as Chief Merchandising Officer from October 2012 to March 2016.  From June 2001 to October 2012, Mr. Sifford served as Executive Vice President – General Merchandise Manager and from April 1997 to June 2001, Mr. Sifford served as Senior Vice President – General Merchandise Manager.

Mr. Sifford, as our Vice Chairman and Chief Executive Officer and a long-standing member of our senior management team, brings to the Board an in-depth knowledge of our Company and the retail industry.  Mr. Sifford’s areas of relevant experience include detailed knowledge and experience in executive leadership and retail merchandising, encompassing merchandise procurement, building brand awareness, proprietary brand development and consumer behavior.

Term: Director with term expiring at the annual meeting of shareholders in 2022
Director since: 2012
Age: 66

James A. Aschleman

Mr. Aschleman retired from the law firm Baker & Daniels LLP (now Faegre Drinker Biddle & Reath LLP) in December 2011.  As a partner in the firm since 1976, Mr. Aschleman advised public and private companies on a wide range of issues, including corporate governance, executive compensation, mergers and acquisitions and compliance with SEC rules and regulations.  Additionally, Mr. Aschleman previously served on our Board from 2001 until 2006 and has extensive knowledge of our operations.

Mr. Aschleman’s areas of relevant experience include strategic planning, capital markets and corporate finance, corporate governance and legal and regulatory analysis.

Term: Director with term expiring at the annual meeting of shareholders in 2022
Director since: 2012
Age: 75

Andrea R. Guthrie

Ms. Guthrie co-founded Gyde Travel, LLC, a private guide travel service, in February 2015.  From August 2009 to January 2014, Ms. Guthrie served as Senior Vice President, Strategic New Businesses at Claire’s Stores, Inc., one of the world’s leading specialty retailers of fashionable jewelry and accessories for young women, teens, tweens, and kids. Prior to that, Ms. Guthrie was a Principal at The Boston Consulting Group, where she led client projects and addressed strategic and operational issues, with a particular emphasis on the retail and consumer industries, from January 2002 to August 2009. She held merchandising roles with A|X Armani Exchange and Saks Fifth Avenue from 1993 to 1999.

Ms. Guthrie’s areas of relevant experience include strategic planning, competitive analysis, financial modeling and analytics, market analysis and mergers and acquisitions.

Term: Director with term expiring at the annual meeting of shareholders in 2022
Director since: 2015
Age: 48

INFORMATION REGARDING THE BOARD OF

DIRECTORS AND COMMITTEES

The primary functions of our Board are:

•	To oversee management performance on behalf of our shareholders;

•	To ensure that the long-term interests of our shareholders are being served; and

•	To monitor adherence to and the effectiveness of our internal standards and policies.

Board Meetings

During fiscal 2019, the Board held four meetings.  During fiscal 2019, each of our directors attended at least 75% of the aggregate of the Board meetings and the meetings of the respective committees on which he or she served that were held during the period for which he or she was a director or committee member.  Additionally, our directors are expected to attend the annual meeting of shareholders each year.  Each of our directors attended our 2019 annual meeting of shareholders.

Board Leadership Structure

Our Corporate Governance Guidelines provide that the Board should be free to choose its Chairman based upon the Board’s view of what is in the best interests of the Company at a particular point in time, based on the recommendation of the Nominating Committee. Our Board does not have a policy on whether the role of Chairman and Chief Executive Officer should be separate or combined and, if separate, whether the Chairman should be selected from the non-employee directors or be an employee.

The Board has determined at this time that the separation of the offices of Chairman of the Board and Chief Executive Officer enhances Board independence and oversight.  Moreover, the separation of these positions allows the Chief Executive Officer to better focus on running the Company, enhancing shareholder value and expanding and strengthening our brand while allowing the Chairman of the Board to lead the Board in its fundamental role of providing advice to and independent oversight of management.

A majority of our directors are “independent directors” as defined by the listing rules of The Nasdaq Stock Market LLC (“Nasdaq”), and the Board has determined that such independent directors have no relationship with us that would interfere with the exercise of their independent judgment in carrying out the responsibilities of a director.  The independent directors are Messrs. Aschleman, Gerstel, Kleeberger, Tomm, and Wood and Ms. Guthrie.  In addition, none of our directors are a party to any agreement or arrangement that would require disclosure pursuant to Nasdaq Rule 5250(b)(3).  To facilitate communication between our management and our non-employee directors, Mr. Kleeberger has been designated as the Lead Independent Director and presides at all executive sessions of the non-employee directors.  Following an executive session, the Lead Independent Director discusses any issues or requested actions to be taken with the Chief Executive Officer.  The Lead Independent Director is also responsible for disseminating information to the rest of the Board in a timely manner, for scheduling and preparing agendas for meetings of our non-employee directors and, together with our Chairman of the Board and Chief Executive Officer, for scheduling and preparing agendas for meetings of our Board.

The Board evaluates its leadership structure on an ongoing basis and may change it as circumstances warrant.  On September 19, 2019, the Board appointed Mr. Sifford to the position of Vice Chairman of the Board, in addition to his role as Chief Executive Officer, and promoted Mark J. Worden to the position of President and Chief Customer Officer.  Additional biographical information about Mr. Worden and our other executive officers can be found in Part I, Item 1, “Business,” of our Annual Report on Form 10-K for the fiscal year ended February 1, 2020, under the caption “Information about our Executive Officers.”

Board Committees

The Board has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.  Each of the committees operates pursuant to a written charter, which can be viewed on our website at shoecarnival.gcs-web.com/corporate-governance/highlights.

Audit Committee

The Audit Committee is solely responsible for the selection and hiring of the independent registered public accounting firm to audit our financial statements and records and pre-approves audit and permitted non-audit services undertaken by the independent registered public accounting firm.  It is also responsible for the review of our (i) financial reports and other financial information, (ii) systems of internal controls regarding finance, accounting, legal compliance and ethics, (iii) auditing, accounting and financial reporting processes, and (iv) financial and enterprise risk exposures.  See “Board and Committee Role in Risk Oversight.”  The Audit Committee approves all related person transactions and meets with management and our independent registered public accounting firm as necessary.

The Audit Committee consists of four non-employee directors: Messrs. Kleeberger (Chair), Aschleman, Gerstel and Tomm.  The Board and the Audit Committee believe the current member composition satisfies the Nasdaq Listing Rules governing audit committee composition, including the requirement that the audit committee members all be “independent” directors, as that term for audit committee members is defined in the Nasdaq Listing Rules and Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  The Board has also determined that Mr. Kleeberger qualifies as an “audit committee financial expert” as defined by the SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002.  The Audit Committee met seven times during fiscal 2019, with three of these meetings being conducted via teleconference.

Compensation Committee

The Compensation Committee is responsible for evaluating and approving our director and officer compensation plans, policies and programs.  The Compensation Committee also administers our equity compensation and retirement plans and reviews the risks related to our compensation policies and programs.  For a detailed description of the roles of the Compensation Committee and management in setting compensation, see “Executive and Director Compensation – Compensation Discussion and Analysis.”

The Compensation Committee has utilized Frederic W. Cook & Co., Inc. (“FW Cook”) as its independent compensation advisor for Executive and director compensation matters from time to time since April 2016.  Given the comprehensive peer group information and advice regarding the design and structure of our Executive compensation program provided by FW Cook in both fiscal 2017 and fiscal 2018, the Compensation Committee decided not to engage FW Cook to provide peer group data or to otherwise advise the Compensation Committee with respect to setting fiscal 2019 Executive compensation. When engaged, FW Cook reported directly to the Compensation Committee, participated in meetings of the Compensation Committee, as requested, communicated with the Chair of the Compensation Committee between meetings, and advised the Compensation Committee with respect to compensation trends and best practices, plan design and the reasonableness of individual compensation awards.  FW Cook did not provide any other services to the Company.  The Compensation Committee assessed the independence of FW Cook pursuant to SEC rules and the Nasdaq Listing Rules and concluded that no conflicts of interest exist.  For more information regarding FW Cook’s services, see “Executive and Director Compensation—Compensation Discussion and Analysis—Determination of Compensation Amounts.”

The Compensation Committee consists of our six non-employee directors: Messrs. Aschleman (Chair), Gerstel, Kleeberger, Tomm, and Wood, and Ms. Guthrie.  Each of the members meets the independence requirements of the Nasdaq Listing Rules and Rule 10C-1(b)(1) promulgated under the Exchange Act.  Each member is a “Non-Employee Director” as defined in Rule 16b-3 under the Exchange Act and each is an “Outside Director” as defined by the regulations under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).  During fiscal 2019, none of the members were involved in a relationship requiring disclosure as an interlocking executive officer/director or as a former officer or employee.  In addition, none of the members were involved in a relationship requiring disclosure under Item 404(a) of Regulation S-K. The Compensation Committee held four meetings during fiscal 2019.

Nominating and Corporate Governance Committee

The Nominating Committee exercises a leadership role in shaping our corporate governance and recommends to the Board corporate governance principles on a number of topics, including (i) Board organization, membership and function, (ii) committee structure and membership and (iii) oversight of the annual performance evaluation of the Board, the committees of the Board and individual directors.  The Nominating Committee is also responsible for assisting the Board in its oversight of matters that involve our image, reputation and standing as a responsible corporate citizen, including our environmental, social and governance related initiatives and activities.  As the nominating body of the Board, it also interviews, evaluates, nominates and recommends individuals for membership on the Board and on the various committees of the Board.  Nominees will be evaluated based on their experience, judgment, integrity, ability to make independent inquiries, understanding of our business environment and willingness to devote adequate time to Board duties.

Our Corporate Governance Guidelines provide that in identifying potential director nominees, our Nominating Committee is to take into account geographic, occupational, gender, race and age diversity.  Broadly defined, diversity means diversity of viewpoints, background, experience and other demographics.  The Nominating Committee implements that policy, and assesses its effectiveness, by examining the diversity of all of the directors on the Board when it selects nominees for directors.  The diversity of directors is one of the factors that the Nominating Committee considers, along with the other selection criteria described above.

Director candidates may come to the attention of the Nominating Committee through current Board members, management, professional search firms or other persons.  The Nominating Committee also will consider director candidates recommended by shareholders.  A shareholder who wishes to recommend a director candidate for consideration should send such recommendation to our Secretary at 7500 East Columbia Street, Evansville, Indiana 47715, who will forward it to the Nominating Committee.  Any such recommendation should include a description of the candidate's qualifications for Board service, the candidate's written consent to be considered for nomination and to serve if nominated and elected, and addresses and telephone numbers for contacting the shareholder and the candidate for more information.  A shareholder who wishes to nominate an individual as a director candidate at an annual meeting of shareholders, rather than recommend the individual to the Nominating Committee as a nominee, must comply with the advance notice requirements set forth in our by-laws, a copy of which may be obtained from our Secretary.  A summary of such requirements is provided in this proxy statement under “Shareholder Proposals for 2021 Annual Meeting.”  The Nominating Committee’s process for identifying and evaluating nominees for director will be the same whether the nominee is from the Nominating Committee’s search for a candidate, or whether the nominee was recommended by a shareholder.

The Nominating Committee consists of four non-employee directors: Ms. Guthrie (Chair), and Messrs. Aschleman, Kleeberger and Wood.  Each member is “independent,” as such term for nominating committee members is defined in the Nasdaq Listing Rules.  The Nominating Committee met four times during fiscal 2019.

Board and Committee Role in Risk Oversight

While the Board has the ultimate oversight responsibility for the risk management process, various committees assist in fulfilling its oversight responsibilities in certain areas of risk.  In particular, the Audit Committee focuses on financial and enterprise risk exposures, including internal controls.  The Audit Committee discusses with management, internal audit, and the independent registered public accounting firm our major financial risk exposures, including risks related to fraud, liquidity and regulatory compliance, our policies with respect to risk assessment and risk management, and the steps management has taken to monitor and control such exposures. The Board also periodically receives information about our risk management activities and the most significant risks we face.  This is principally accomplished through Audit Committee reports to the Board and summary briefings provided by management.  The Audit Committee members, as well as each other director, also have access to our Chief Financial Officer and any other members of our management for discussions between meetings as warranted.  For a description of the Compensation Committee’s role in overseeing compensation-related risks, see “Executive and Director Compensation–Compensation-Related Risk Assessment” in this proxy statement.

CORPORATE SOCIAL RESPONSIBILITY and

Code of Business Conduct and Ethics

We recognize and embrace the importance of being a good corporate citizen who values our associates, meaningfully gives back to our communities and actively addresses the impact our operations may have on the environment.  We understand that accomplishing these goals, along with delivering strong financial performance, drives long-term shareholder value.

Empowering Our People

We believe that the diversity of our workforce and management is a tremendous asset.  We are firmly committed to providing equal opportunities in all aspects of employment and believe that all individuals should be treated with respect and dignity.  We do not tolerate harassment or discrimination of any kind.

We endeavor to outperform our competition fairly and honestly.  We seek competitive advantages through superior performance and empower our managers to make decisions and lead their stores.  Our Management Development Program is reviewed annually by our Board of Directors, and we take great pride in the fact that 100% of our General Managers and 91% of our District Managers were promoted from within.

More information regarding our approach to conducting business responsibly, including our guidelines on discrimination and harassment, can be found in our Code of Business Conduct and Ethics (“Code of Ethics”).  Our Code of Ethics applies to all of our directors, officers and employees, including our principal executive officer, our principal financial and accounting officer, and our controller.  The Code of Ethics is posted on our website at shoecarnival.gcs-web.com/corporate-governance/highlights.  We intend to disclose any amendments to the Code of Ethics by posting such amendments on our website.  In addition, any waivers of the Code of Ethics for our directors or executive officers will be disclosed in a Current Report on Form 8-K.

Supporting Our Communities in a Meaningful Way

We are committed to helping build stronger communities by giving back to the areas where we do business.  We empower our employees to actively contribute to causes in the communities where they live, and we provide monetary donations to those causes.  Throughout our history, we have demonstrated that commitment through sponsored events, educational programs and charitable donations all focused on assisting the communities where we operate.  Each year we provide generous support to nonprofit organizations such as the Two Ten Foundation, United Way, Junior Achievement, the American Red Cross, Ronald McDonald House Charities, and many others.

In addition, we have partnered with eSSENTIAL Accessibility to create an inclusive digital experience for all customers, regardless of ability.  Through an assistive technology app, customers who have trouble typing, moving a mouse, gesturing or reading a screen are able to navigate our website using hands-free face tracking, voice activated controls, visual click assist, an on-screen keyboard and text-to-speech.

Protecting the Environment

We seek to minimize our impact on the environment and make the world a better place for future generations by actively exploring environmentally-friendly processes throughout our business, including energy efficiency initiatives, waste minimization and the use of recycled materials within our supply chain.

Proposal No. 2

Advisory Vote on the Compensation Paid to our Executives

Pursuant to Section 14A of the Exchange Act, we are asking our shareholders to approve the compensation paid to our Executives, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and the related narratives in this proxy statement.  This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on the compensation of our Executives.

Our compensation philosophy seeks to closely align the interests of Executives with the interests of our shareholders.  Our compensation programs are designed to reward our Executives for the achievement of short-term and long-term strategic and operational goals and the attainment of increased total shareholder return.  As a retailer, our management emphasizes, and the Compensation Committee seeks to reward, financial stability and liquidity while working to increase operating income and comparable store sales growth.

The Compensation Committee and our Board believe that our fiscal 2019 Executive compensation aligned with our philosophy and corporate performance and was effective in fulfilling the Compensation Committee’s compensation objectives.  An Executive Summary is provided at the beginning of the Compensation Discussion and Analysis section followed by a more detailed discussion of our Executive compensation programs, how they reflect our philosophy and are linked to Company performance and the impact of our fiscal 2019 say-on-pay vote on Executive compensation decisions.  We encourage our shareholders to read the Compensation Discussion and Analysis section, along with the compensation tables and narrative discussion contained in this proxy statement.

We are asking our shareholders to indicate their support for the compensation paid to our Executives as described in this proxy statement. This vote is not intended to address any specific item of compensation but rather the overall compensation of our Executives and the philosophy, policies and practices described in this proxy statement. Accordingly, we recommend that our shareholders vote “FOR” the following resolution at the annual meeting:

“RESOLVED, that the Company's shareholders approve, on an advisory basis, the compensation of the Executives, as disclosed in the Company's Proxy Statement for the 2020 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the other related disclosure.”

As an advisory vote, this proposal will not be binding upon us or our Board or Compensation Committee.  However, our Board and Compensation Committee value the opinion of our shareholders, and to the extent that there is any significant vote against the Executives’ compensation as disclosed in this proxy statement, we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Board recommends that our shareholders vote FOR the approval, on an advisory basis, of the compensation paid to our Executives, as disclosed in this proxy statement.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Overview

The “Compensation Discussion and Analysis” section of this proxy statement is intended to help our shareholders understand our overall executive compensation programs, objectives, framework and elements and to discuss and analyze the basis for, and the decisions of, our Compensation Committee (the “Committee”) and our Board of Directors with respect to the compensation paid to our named executive officers shown in the Summary Compensation Table and in the other tables and narrative discussion that follow.  Our named executive officers (the “Executives”) for fiscal 2019 were:

Officer Name and Position
Clifton E. Sifford, Vice Chairman and Chief Executive Officer
W. Kerry Jackson, Senior Executive Vice President – Chief Financial and Administrative Officer and Treasurer
Mark J. Worden, President and Chief Customer Officer
Timothy T. Baker, Executive Vice President – Chief Retail Operations Officer
Carl N. Scibetta, Executive Vice President – Chief Merchandising Officer

Executive Summary

We seek to closely align the interests of our Executives with the interests of our shareholders.  Our compensation programs are designed to reward our Executives for the achievement of short-term and long-term strategic and operational goals and the attainment of increased total shareholder return.  Additionally, as a retailer, our compensation programs emphasize financial stability and liquidity while working to increase operating income and comparable store sales growth.

Total compensation for our Executives is primarily comprised of a mix of base salary, annual cash incentives and long-term equity-based compensation, which in fiscal 2019 consisted of performance stock units (“PSUs”) and service-based restricted stock units (“RSUs”).  We believe our management team continues to be driven to a higher level of performance by the pay-for-performance compensation philosophy of our compensation programs.

The following table highlights the year-over-year comparison of some of the key financial metrics that we use to evaluate our performance for the purposes of making compensation decisions ($ amounts in thousands except per share data).

Key Financial Metrics	Fiscal 2019	Fiscal 2018	Fiscal 2017
Net Sales	$1,036,551	$1,029,650	$1,019,154
Comparable Store Sales Increase	1.9%	4.3% (1)	0.3% (1)
Gross Profit Percentage	30.1%	30.0%	29.1%
Operating Income	$54,209	$49,760	$37,701
Net Income	$42,914	$38,135	$18,933
Net Income Per Share, Diluted	$2.92	$2.45	$1.15

(1)

The 53rd week in fiscal 2017 caused a one-week shift in our fiscal calendar. To minimize the effect of this fiscal calendar shift on comparable store sales, our reported annual comparable store sales results for fiscal 2017 compare the 52-week period ended January 27, 2018 to the 52-week period ended January 28, 2017.  The annual comparable store sales for fiscal 2018 compare the 52-week period ended February 2, 2019 to the 52-week period ended February 3, 2018.

•

In fiscal 2019, net sales increased $6.9 million to $1.037 billion, a 0.7% increase from net sales of $1.030 billion for fiscal 2018.  Of this increase in net sales, $20.2 million was attributable to the 1.9% increase in comparable store sales, as we generated low-single digit improvements in our conversion rate and units per transaction, even though store traffic was flat year-over-year, and $4.6 million was attributable to the four new stores opened since the beginning of fiscal 2018.  We believe our comparable store sales increase was primarily due to our product assortment, primarily in our non-athletics and children’s product categories, strong sales in accessories and our marketing efforts throughout the year.  The increase in net sales was partially offset by a loss in sales of $16.1 million from the 20 stores closed since the beginning of fiscal 2018 and a decrease in sales of $1.8 million attributable to our other non-comparable stores in fiscal 2019.

•

Our gross profit margin in fiscal 2019 increased slightly to 30.1% from 30.0% in the prior fiscal year. Our merchandise margin increased 0.3% primarily due to higher sales in the women’s non-athletic product category, which typically carry a higher margin.  In fiscal 2019, buying, distribution and occupancy costs, as a percentage of sales, increased 0.2% compared to the prior year primarily due to a lease termination benefit recognized for two stores in Puerto Rico in fiscal 2018.

•

During fiscal 2019, we achieved record net income per diluted share of $2.92 compared to net income per diluted share of $2.45 in fiscal 2018.  Net income for fiscal 2019 was $42.9 million compared to net income of $38.1 million in fiscal 2018.  These increases resulted from a combination of top-line sales growth, our ability to maintain tight control over selling expenses, reductions in incentive and equity-based compensation expenses and a reduction in our effective tax rate.  The reduction in our effective tax rate was due primarily to a nonrecurring $1.9 million, or $0.13 per diluted share, tax benefit associated with the significant level of equity-based compensation awards that vested in fiscal 2019 as a result of our fiscal 2018 performance.

•	We ended fiscal 2019 with $61.9 million in cash and cash equivalents and no outstanding debt.

•	We opened one store, relocated four stores and closed six stores during fiscal 2019, ending the year with 392 stores.

•

We continued our cash dividend payments to shareholders during fiscal 2019, paying four quarterly cash dividends. The first quarter dividend amount was $0.080 per share while the dividends paid for each of the remaining three quarters were increased to $0.085 per share, or an aggregate of $5.7 million.  During fiscal 2019, we returned additional capital to our shareholders through the repurchase of approximately 1.1 million shares of our common stock at an average price of $33.81, or a total cost of $37.8 million. During fiscal 2019, we returned a total of $43.5 million to our shareholders.

•

During fiscal 2019, we continued to invest in our Customer Relationship Management (“CRM”) strategy and completed the launch of our new, upgraded CRM platform in the third quarter of fiscal 2019.  This new platform includes a new production CRM database for a single source of customer information, identity resolution for multiple customer records, a new loyalty management platform for our Shoe Perks loyalty program and a new campaign management solution.

•

Our Shoe Perks loyalty program membership increased by 2.4 million members in fiscal 2019, with purchases from our Shoe Perks members accounting for approximately 70% of our comparable total net sales in fiscal 2019. In July 2018, we introduced a new Gold tier of our Shoe Perks loyalty program, which provides our high-value customers with a new tier of rewards and incentives.  The Gold tier members of our Shoe Perks loyalty program represented approximately 15% of our 23.9 million Shoe Perks members at the end of fiscal 2019.

•

In fiscal 2019, we partnered with a third-party developer to deploy the necessary platforms to enhance our supply chain and order processing systems.  We are committed to implementing best practices in these areas and believe these enhanced systems will enable us to meet the complex demands of multi-channel fulfillment, position us for long-term growth and enhance customer satisfaction and convenience in an increasingly competitive environment.  We expect these systems to go live in mid-fiscal 2020.

Our fiscal 2019 financial results, along with our financial results from fiscal 2018, are more fully described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended February 1, 2020.

The following charts show, with respect to our CEO and our other Executives, (i) base salary, (ii) target annual cash incentives under our 2016 Executive Incentive Compensation Plan (the “Executive Incentive Compensation Plan”) and (iii) the grant date fair value of the target PSUs and the service-based RSUs granted to our Executives, as a percentage of total target direct compensation, for fiscal 2019:

We believe our fiscal 2019 Executive compensation aligned with the objectives of our pay-for-performance compensation philosophy and with our financial performance.  Our Executives were eligible to earn a bonus payment under our Executive Incentive Compensation Plan based on achieving a defined amount of operating income, as determined in accordance with U.S. generally accepted accounting principles (“GAAP”), in fiscal 2019.  Our GAAP operating income was $54.2 million in fiscal 2019, which was slightly above target.  As a result, slightly above target bonuses were paid under our Executive Incentive Compensation Plan for fiscal 2019.

Commencing in fiscal 2018, we began utilizing both PSUs and service-based RSUs as our primary forms of equity-based incentive compensation, and these awards were utilized again in fiscal 2019.  Prior to fiscal 2018, service-based and performance-based restricted stock awards were utilized.  Since fiscal 2005, the performance-based equity awards granted to our Executives vest with the attainment of specified annual amounts of diluted net income per share.  In fiscal 2019, we achieved diluted net income per share of $2.92, the highest in the Company’s history.  As a result of this achievement, the PSUs granted to our Executives in fiscal 2019 were earned between the target and maximum levels of performance, with one-half of those earned PSUs vesting on March 31, 2020 and the other one-half vesting on March 31, 2021, subject to the Executive maintaining continuous service with us through such date.

At its meetings held during the first quarter of each fiscal year, the Committee has historically approved salary changes for our Executives, approved the business criteria and the threshold, target and maximum performance goals under our Executive Incentive Compensation Plan and approved the grant of performance-based and service-based equity awards.  Due to the uncertainty resulting from the COVID-19 pandemic on our operations, economic conditions, consumer spending and financial market volatility, at its meeting held in March 2020, the Committee determined to delay certain decisions related to fiscal 2020 Executive compensation until later in the fiscal year and adjusted its historical practice with respect to its equity-based incentive compensation.  See “Fiscal 2020 Executive Compensation Decisions.”

We encourage you to read the complete Compensation Discussion and Analysis for the detailed discussion and analysis of our Executive compensation program.

Compensation Philosophy and Objectives of the Overall Compensation Program

Our compensation philosophy is to enact programs that attract, retain and motivate the finest talent possible at all levels of the organization.  In addition, our compensation programs are designed to maintain a performance and achievement-oriented environment, be cost-competitive, treat all employees fairly, and consider the appropriate proportions of rewarding management and our shareholders.  All of our compensation programs have the following characteristics:

•

Each individual’s compensation is based on the level of job responsibility, the individual's level of performance and the Company's overall performance.  As employees assume greater responsibility, a larger portion of their total compensation should be “at risk” incentive compensation (both annual and long-term), subject to corporate and individual performance metrics.

•

A combination of short-term compensation in the form of base salaries and annual cash incentives and long-term equity-based compensation in the form of PSUs and service-based RSUs are utilized to provide incentives to Executives to create shareholder value through the attainment of both short-term and long-term goals.

•

Compensation also takes into consideration the value of similar jobs in the marketplace.  To retain a highly-skilled workforce, we strive to remain competitive with the compensation paid by employers who compete with us for talent.

•	The Committee has the discretion to change performance-based awards when it determines that such adjustments would be appropriate based on our interests and the interests of our shareholders.

The Committee, along with management, recognizes that the challenges faced by a retail organization require compensation programs to remain flexible to meet prevailing market conditions for key management roles.  Determination of appropriate compensation for our Executives is based on the Committee's in-depth knowledge of our operations and the competitive environment in which we operate, along with the Committee’s accumulated business expertise.  This process is subjective because we do not believe that a purely formula-driven approach to compensation can adequately take into account all of the various aspects that will lead to our long-term success.

In evaluating the Company's performance and the contribution of the Executives, the Committee generally considers net sales, operating income, net income and net income per share as compared to both the financial plan for the current fiscal year and the prior fiscal year performance.  The Committee also evaluates free cash flow (net cash provided by operating activities less purchases of property and equipment) generated by the Company, management's success in managing merchandise inventories and the impact of prevailing economic conditions.  As a retailer, our management emphasizes, and the Committee seeks to reward, financial stability and liquidity while working to increase operating income and comparable store sales growth.

Compensation Program Components, Why Each Component is Chosen and How Each Component Relates to Our Compensation Philosophy and Objectives

The basic components of our Executive compensation program consist of base salary, annual cash incentives, long-term equity-based incentives and other benefits.  Other benefits include retirement plans, health and welfare benefits, limited perquisites and other fringe benefits.

Base Salary

The base salary component provides for fixed compensation and rewards the core competencies of each Executive relative to skill set, experience, tenure and individual performance.  Base salary serves as the base amount from which other compensation elements are determined, such as target annual cash incentives.  In general, Executives with higher levels of responsibility have a lower percentage of their total compensation fixed as base salary and a higher percentage of their total compensation as “at risk” incentive compensation.

Annual Cash Incentives

We utilize a performance-based cash incentive program, which is designed to reward the Executives for meeting annual financial goals that will lead to our long-term success.  Under our Executive Incentive Compensation Plan, which was approved by our shareholders in 2016, performance targets may be based on one or more of the following business criteria: annual return to shareholders, net sales, net income, net income before nonrecurring items, operating income, return on equity, return on assets, net income per share, earnings before interest, taxes, depreciation and amortization (“EBITDA”), EBITDA before nonrecurring items, comparable store sales, average sales per square foot or average sales per square foot for new stores.  Each of the foregoing business criteria may also be calculated before bonus expense and/or before any store closing costs and impairment charges recognized in the relevant fiscal year.

The Committee annually selects the business criteria for performance targets, determines the threshold, target and maximum performance goals for each business criteria and sets the percentage of salary each Executive can earn for achievement of the performance goals.  The Committee utilizes financial projections prepared by management in setting the performance goals.  These projections incorporate various assumptions related to targeted comparable store sales increases, gross profit, new store openings, store closings and selling, general and administrative expense levels.  These projections also attempt to incorporate the known risk factors inherent with the economic retail climate and reflect both the challenges and opportunities facing the Company.

We may also award discretionary cash bonuses to Executives when the Committee seeks to align compensation levels more closely to market conditions or when the Committee otherwise deems appropriate.  These cash bonuses may result from work on special projects, significant accomplishments, promotions or new hire sign-on incentives.

Long-Term Equity-Based Incentives

We consider equity compensation to be an important element in the overall compensation of our Executives and other key employees.  Equity-based incentive awards that typically vest over time, or upon the attainment of long-term goals, help to retain Executives and encourage them to manage through difficult periods and to improve our long-term performance.  This philosophy serves to more closely align the interests of our Executives with the interests of our shareholders.

The structure of our long-term equity-based incentive awards has changed over time as necessary to keep pace with changing market conditions.  In fiscal 2019, we utilized both PSUs and service-based RSUs as our primary forms of equity-based incentive compensation. The Committee’s approach toward long-term equity-based incentives in fiscal 2019 was consistent with the approach taken in fiscal 2018.  The grant date fair value of the target number of PSUs granted to our Executives in fiscal 2019 represented approximately 75% of the total dollar value of the long-term equity-based incentive awards granted to our Executives.  These PSUs were earned based on the Company’s attainment of defined diluted net income per share performance goals during fiscal 2019 and reward each Executive for the creation of shareholder value in that fiscal year.  For the PSUs granted in fiscal 2019, 25% to 125% of the target numbers of PSUs could be earned based on our performance compared to the pre-established goals.  In addition to the PSUs, approximately 25% of the total dollar value of the long-term equity-based incentive awards granted to our Executives was in the form of service-based RSUs, which we believe promotes retention and aligns the interests of management with the interests of our shareholders.  One-half of these service-based RSUs vest on each of March 31, 2020 and March 31, 2021, subject to the Executive’s continuous service with us through the applicable vesting date.

All outstanding equity-based awards granted prior to our 2017 annual meeting of shareholders were issued pursuant to the terms and conditions of the 2000 Stock Option and Incentive Plan, as amended (the “2000 Stock Plan”). In June 2017, our shareholders approved the 2017 Equity Incentive Plan (the “2017 Equity Plan”) at the annual meeting of shareholders.  The PSUs and service-based RSUs granted in fiscal 2019 and fiscal 2018 were issued, and future equity-based awards will be issued, pursuant to the terms and conditions of the 2017 Equity Plan.

Other Benefits

We provide the Executives with health and welfare programs, a 401(k) retirement plan and employee benefit plans, programs and arrangements generally available to all employees.  We also provide the Executives, along with all of our other officers, other executive benefit programs and perquisites in order to provide a competitive executive compensation program and to foster executive retention.

The additional levels of benefits available to the Executives include an executive life insurance program, an executive long-term disability program, additional medical benefits and a nonqualified deferred compensation plan. The life insurance and long-term disability programs provide the Executives with life and disability benefits greater than the benefits available under our standard broad-based life insurance and long-term disability programs.  The additional medical benefits serve to supplement our standard health benefits program and provide additional reimbursement of out-of-pocket expenses, including co-payments and deductibles.  The nonqualified deferred compensation plan is offered to our Executives who, due to Internal Revenue Service limitations, cannot defer an adequate level of replacement income for their retirement planning.  Further details on the nonqualified deferred compensation plan can be found under “Nonqualified Deferred Compensation – Non-Equity Based Compensation – Narrative Discussion.”  In addition to the benefits described above, we currently offer certain other limited perquisites, including an automobile allowance to each Executive and, for Mr. Sifford, limited personal utilization of the Company-provided aircraft.  Details of our perquisites are contained in footnote 6 to the Summary Compensation Table.

Stock Ownership Guidelines

Under our stock ownership guidelines, which were adopted by our Board effective in June 2013 and amended by our Board in March 2017, our non-employee directors are required to own shares valued at five times their annual Board cash retainer.  Our Chairman of the Board and our Vice Chairman and Chief Executive Officer are each required to own shares valued at three times their annual base salary, with all other Executives required to own shares valued at two times their annual base salary.  For the purposes of these guidelines, shares directly owned without any restrictions (excluding shares offered as a new hire inducement), shares owned through our Employee Stock Purchase Plan and shares owned directly by members of the director’s or executive officer’s immediate family who share the same household or any trust for the benefit of the director’s or executive officer’s immediate family members count toward the ownership requirements.

Unless otherwise determined by the Committee, until an executive officer or director has reached his or her ownership requirement described above, he or she must retain 50% of the net-after tax shares received upon the exercise, vesting or settlement of any form of equity-based compensation award. This retention requirement does not apply to any restricted stock or units awarded as an inducement to a newly hired executive officer.

The value of stock holdings is determined based on the average daily closing price of our common stock during the 30-day period ending on the date of the valuation determination.  The Committee is responsible for monitoring the application of the stock ownership guidelines and evaluating whether each executive officer and director has met his or her ownership goal annually.  The Committee reviewed the current ownership valuation for each of our executive officers and directors at its March 2020 meeting, using a valuation date of February 1, 2020, our fiscal 2019 year-end.  Of our Executives and directors, Ms. Guthrie and Messrs. Weaver, Aschleman, Kleeberger, Tomm, Wood, Sifford, Jackson, Baker and Scibetta met the ownership requirements, as amended, as of that valuation date.

We believe the stock ownership guidelines further serve to align the interests of our Executives and directors with those of our shareholders.

Policy on Hedging and Pledging of Common Stock

Pursuant to our Corporate Governance Guidelines, our directors and executive officers are prohibited from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan.  In addition, our directors and executive officers are prohibited from (a) purchasing any financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds), or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Company securities that such individual holds, directly or indirectly, whether or not such Company securities were acquired as part of such individual’s compensation; and (b) conducting short sales of Company securities.  This restriction does not preclude our directors and executive officers from engaging in general portfolio diversification or investing in broad-based index funds.

Impact of Say-on-Pay Vote on Executive Compensation Decisions

Over the past five years, between 95% and 99% of our shareholders have voted in favor of our say-on-pay vote, with approximately 95% of the shareholder votes cast voting in favor of the 2019 say-on-pay vote.

At its meetings since June 2019, the Committee has reviewed our compensation programs and the results of the 2019 say-on-pay vote.  The Committee has determined that our compensation programs are fundamentally sound, support the needs of our business, are aligned with trends in the market and, considering the results of our 2019 say-on-pay vote, are strongly supported by our shareholders.  As a result, the Committee decided to retain our fiscal 2019 executive compensation philosophy and objectives for fiscal 2020 compensation purposes.

When determining how often to hold say-on-pay votes, the Board took into account the strong preference for an annual vote expressed by our shareholders at our 2017 annual meeting.  Accordingly, the Board determined that we will hold say-on-pay votes on an annual basis until the next say-on-pay frequency vote, which will be held no later than our 2023 annual meeting.

Determination of Compensation Amounts

The Committee is responsible for establishing our compensation philosophy and strategies and has overall responsibility for approving and evaluating the director and officer compensation plans, policies and programs.  Annually, the Committee reviews and approves corporate goals and objectives relevant to Executive compensation, evaluates each Executive’s individual performance as well as the Executive team’s collective performance in light of these goals and objectives, and sets compensation levels based on this evaluation.  The Committee believes its obligation is to structure programs that best serve the Company's interests and the interests of our shareholders.  The Committee currently consists of six directors, none of whom is a current or former employee and each of whom is deemed independent as defined in the Nasdaq Listing Rules.

Regarding most compensation matters, including Executive and director compensation, management provides recommendations to the Committee; however, the Committee does not delegate any of its functions to others in setting compensation.

The Committee’s goal is to set total Executive compensation at a level to attract and retain a talented and motivated leadership team and balance the perception of other stakeholders regarding the competitiveness and reasonableness of our Executive compensation.  In making compensation decisions, the Committee reviews executive compensation practices within the retail and footwear industries with consideration given to, among other factors, differences in sales, growth rates and total market capitalization.

The Committee does not have a specific policy for the allocation of compensation between short-term and long-term components or cash and equity-based compensation.  The Committee establishes all performance targets associated with the components of our compensation program in a manner to encourage achievement of increases in shareholder value.  In setting total compensation, the Committee applies its business judgment in establishing the criteria to be applicable to the Executives and in determining how the established criteria is applied to the facts and circumstances associated with each Executive.

The Committee also utilizes a tally sheet to review the total compensation packages provided to the Executives for the current and prior four fiscal years, as applicable.  The tally sheet sets forth the dollar amounts of all components of our compensation program, including base salary, annual cash incentives, long-term equity-based incentives, the incremental expense related to the additional levels of benefits provided to Executives and perquisites.  The tally sheet also includes, for each Executive, a summary of stock ownership and other equity interests (both vested and unvested) in the Company as well as a summary of accumulated wealth derived from the vesting or exercise of equity incentives.  The stock ownership and accumulated wealth of the Executives did not influence the Committee's decision on equity-based compensation awards in fiscal 2019 or fiscal 2020.

The Committee has utilized FW Cook as its independent compensation advisor for Executive and director compensation matters from time to time since April 2016.  FW Cook reported directly to the Committee and performed no work for management that was not under the Committee’s purview.  A representative of FW Cook participated in Committee meetings when requested by the Committee and communicated with the Committee Chair between meetings.  The Committee assessed the independence of FW Cook pursuant to the relevant SEC rules and the Nasdaq Listing Rules and concluded that no conflicts of interest exist.

In fiscal 2017 and fiscal 2018, FW Cook advised the Committee with respect to (1) the design and structure of our annual cash incentive program and our long-term equity-based incentive compensation program compared to the companies in our peer group, including an analysis of target bonus opportunities, (2) total target direct compensation opportunities for the Executives compared to individuals in comparable positions at companies in our peer group, and (3) the size and dilutive effect of our long-term equity-based compensation. Given the comprehensive peer group information and advice regarding the design and structure of our Executive compensation program provided by FW Cook in both fiscal 2017 and fiscal 2018, the Committee decided not to engage FW Cook to provide peer group data or to otherwise advise the Committee with respect to setting fiscal 2019 Executive compensation.  Instead, the Committee reviewed compensation information for individuals in comparable positions at the companies in our peer group, as set forth in the 2018 proxy statements for such companies, which was compiled by management at the Committee’s request, to determine whether the types and amount of Executive compensation remained reasonable and competitive compared to the peer group data.

For fiscal 2019, the Committee determined to continue to utilize the same compensation program design, structure, performance criteria, and aggregate size of equity awards as was developed in consultation with FW Cook in setting fiscal 2018 compensation.  In addition, the Committee chose to utilize the same peer group that it has utilized since setting fiscal 2017 compensation, consisting of the following companies, which are similarly sized retailers, with an emphasis on footwear retailers:

Fiscal 2019 Peer Companies
Caleres, Inc.	Oxford Industries, Inc.
Citi Trends, Inc.	RTW Retailwinds, Inc. (formerly New York & Company, Inc.)
Crocs, Inc.	Sportsman’s Warehouse Holdings, Inc.
Deckers Outdoor Corporation	Steven Madden, Ltd.
Designer Brands Inc. (formerly DSW Inc.)	Tilly’s, Inc.
Hibbett Sports, Inc.

The peer group, when it was originally established when setting fiscal 2017 compensation, also included The Finish Line, Inc. and West Marine, Inc. These companies were not included in the peer group when setting fiscal 2019 Executive compensation because those companies were acquired in 2018 and 2017, respectively.  Revenues for the peer companies when the peer group was established ranged from approximately $577 million to $2.8 billion, and market capitalization values ranged from approximately $193 million to $2.7 billion.  In fiscal 2018, revenues for the peer companies ranged from approximately $598 million to $3.2 billion and market capitalization values ranged from approximately $204 million to $4.3 billion.

Although the Committee reviewed the compensation data of the above peer group companies in setting fiscal 2019 compensation, it did not benchmark the compensation of the Executives utilizing the peer group data.  Instead, the Committee only utilized the peer group data to determine whether the types and amount of Executive compensation were reasonable and competitive in view of the peer group data.

Fiscal 2019 Compensation Decisions

On March 20, 2019, the Committee completed its review and approval of the fiscal 2019 corporate goals and objectives relevant to Executive compensation, evaluated each Executive’s individual performance as well as the Executive team’s collective performance in light of the prior year internal goals and objectives and set Executive compensation levels for fiscal 2019 based on this evaluation.

Base Salary

The Committee reviews and approves salaries for the Chief Executive Officer and each of the other Executives on an annual basis or at other times as necessary to accommodate the hiring of new employees, a change in responsibilities, promotions or other considerations.  The Chief Executive Officer provides recommendations to the Committee for each of the Executives other than himself.  Recommended base salaries are reviewed and set based on a number of factors, including job responsibilities, individual industry experience, position, changes in responsibilities, individual performance, the Company's overall performance and industry data for comparable positions.  No predetermined weight is given to any of the above factors.

The fiscal 2019 base salary for each Executive was approved as follows:

	Compensation Decisions – Base Salary
	Fiscal 2019
Name	Fiscal 2019	Percentage Increase
Clifton E. Sifford	$716,000	3.0%
W. Kerry Jackson	$583,500	3.0%
Mark J. Worden	$600,000	16.5%
Timothy T. Baker	$562,500	3.0%
Carl N. Scibetta	$530,500	3.0%

The Committee approved a 3.0% salary increase for each of the Executives in March 2019 based on the Committee’s assessment of the Company’s financial performance in fiscal 2018 and the Committee’s review and assessment of the overall performance of the retail industry in fiscal 2018.  In September 2019, the Committee approved an additional salary increase for Mr. Worden in connection with his promotion to the role of President and Chief Customer Officer and the increasing responsibilities associated with such role, which resulted in a total salary increase for fiscal 2019 of 16.5%.  While other Executives also were appointed to different roles and responsibilities in September 2019, only Mr. Worden’s additional responsibilities as President and Chief Customer Officer resulted in a change to base salary at that time.

Annual Cash Incentives

A portion of the annual cash compensation our Executives could earn for fiscal 2019 consisted of a performance-based bonus payment pursuant to the Executive Incentive Compensation Plan.  The Committee could also award discretionary cash bonuses to the Executives for their work on special projects, for significant accomplishments, for promotions, for a new hire sign-on bonus or as the Committee otherwise determined.

For fiscal 2019, on March 20, 2019, the Committee selected our operating income, calculated in accordance with GAAP (“GAAP Operating Income”), as the business criteria for all officers, including the Executives, included in the Executive Incentive Compensation Plan.  This business criteria was first selected by the Committee in 2017, and after considering our real estate strategy, and specifically the impact of store closing costs on our operating income, the Committee determined that using GAAP Operating Income remained appropriate for evaluating our performance in fiscal 2019.

The Committee established the threshold, target and maximum GAAP Operating Income performance levels, as well as the applicable percentage of annual salary that Executives could earn for attainment of each performance level.  Payout for performance between threshold and target and between target and maximum GAAP Operating Income was to be interpolated.  The performance goals for each level attempted to incorporate the known risk factors inherent with the then-current retail economic climate and reflect the challenges and opportunities facing the Company.

In setting the payout percentages for fiscal 2019, the Committee reviewed bonus information for executives in comparable positions at the peer group companies, as set forth in the 2018 proxy statements for such companies, and took into account the threshold, target and maximum performance levels set for fiscal 2019.  The Committee kept the payout percentages consistent with fiscal 2018.  For our Chief Executive Officer, these payout percentages were 150% of the target payout at the maximum level of performance and 15% of the target payout at the threshold level of performance.  Prior to fiscal 2018, the payout at the maximum level of performance for our Chief Executive Officer was 200% of the target payout.

The following table sets forth the percentage of base salary, as set by the Committee on March 20, 2019, that each Executive could earn based upon the attainment of the various levels of GAAP Operating Income.

	Percentage of Annual Salary
Name	Threshold	Target	Maximum
Clifton E. Sifford	15%	100%	150%
W. Kerry Jackson	9%	60%	90%
Mark J. Worden	9%	60%	90%
Timothy T. Baker	9%	60%	90%
Carl N. Scibetta	9%	60%	90%

The Committee determined that the target fiscal 2019 GAAP Operating Income should be set at 108.5% of the fiscal 2018 GAAP Operating Income.  Upon the attainment of target GAAP Operating Income for fiscal 2019, or $54.0 million, each Executive would earn the target bonus.  In setting the target, the Committee considered our financial results in fiscal 2018, financial projections prepared by management for fiscal 2019, the uncertainty of the U.S. and global economies and the challenges facing the retail industry generally.  The Committee then set the threshold at 94.4% of target GAAP Operating income for fiscal 2019, or $51.0 million.  If the threshold was met, the Executives would earn an escalating bonus, as a percentage of their base salary, as GAAP Operating Income for fiscal 2019 exceeded the threshold amount.  With the attainment of 120% of target GAAP Operating Income for fiscal 2019, or $65.0 million, a 30.6% increase over fiscal 2018 GAAP Operating Income, each Executive would earn the maximum allowable bonus under the Executive Incentive Compensation Plan.

In fiscal 2019, our GAAP Operating Income was $54.2 million, which slightly exceeded the target level of performance.  As a result, for fiscal 2019, Mr. Sifford received a bonus under our Executive Incentive Compensation Plan of approximately 101.0% of his base salary, and the other Executives received bonuses under our Executive Incentive Compensation Plan of approximately 60.6% of their respective base salaries.  For Mr. Worden, the bonus that he received under the Executive Incentive Compensation Plan was based on his base salary in effect on March 20, 2019.

Additional Bonus

On March 18, 2020, the Committee approved an additional cash bonus of $31,760 to be paid to Mr. Worden in recognition of his contributions to our financial performance in fiscal 2019 and to reflect that his payout under the Executive Incentive Compensation Plan for fiscal 2019 did not take into consideration his increased base salary, which became effective on September 19, 2019 when he was promoted to the position of President and Chief Customer Officer.

Long-Term Equity-Based Incentives

Since June 13, 2017, long-term equity-based incentive awards have been granted pursuant to the 2017 Equity Plan, at the discretion of the Committee.  The Committee relies in large part on the recommendation of our Chairman and our Chief Executive Officer in determining the value of incentive awards to be granted to our Executives. For fiscal 2019, the Committee also considered the recommendations provided by FW Cook in fiscal 2018 regarding the allocation between performance-based and service-based equity awards, the design of the equity-based awards and the value of equity-based awards to be awarded to each Executive individually and in the aggregate.  With the exception of new employees and promotions, equity-based incentive awards are typically granted on an annual basis during the first quarter of the fiscal year after the Committee has reviewed financial projections for the fiscal year prepared by management at the Committee’s request.

For fiscal 2019, the Committee determined to grant a combination of PSUs and service-based RSUs, consistent with fiscal 2018, to our Executives and other members of our management.  The Committee wanted to ensure that the majority of the grants to our Executives would be subject to performance-based vesting conditions; therefore, consistent with past practice, the Committee determined that approximately 75% of the total dollar value of the equity awards granted to the Executives would be PSUs (at the target level of performance) and approximately 25% of the total dollar value of such equity awards would be service-based RSUs.

PSU Grant

In determining the performance criteria and the threshold, target and maximum performance levels to be utilized for the PSUs to be granted for fiscal 2019, the Committee took into account the impact on our diluted net income per share for fiscal 2019 of store closing costs and our planned share repurchases for fiscal 2019.  After reviewing the design of the performance-based equity awards granted in prior years, the Committee determined to retain the following components from the fiscal 2018 PSU grant when granting PSUs for fiscal 2019:

•	Given the volatility in the retail industry, the Committee decided to measure diluted net income per share over a one-fiscal-year period instead of the longer periods utilized prior to fiscal 2018.

•

After taking into consideration the potential dilutive effect of the PSUs on our shareholders and the recommendations of FW Cook received in prior fiscal years regarding dilution and share usage, the Committee decided to maintain a range of goals at threshold, target and maximum levels, for which 25% to 125% of the target number of shares could be earned.

In March 2019, the Committee established the diluted net income per share goals at the threshold, target and maximum levels of performance for the PSUs.  In the first quarter of fiscal 2019, we recorded a tax benefit of $0.13 per diluted share from the vesting of equity-based compensation.  As a result, in July 2019, the Committee amended the terms of the PSUs to increase each of the threshold, target and maximum diluted net income per share goals originally established in March 2019 by $0.13 to reflect the impact of this tax benefit.  At that time, the Committee also amended the PSUs to permit the Committee, in establishing and measuring achievements against performance for fiscal 2019, to make one or more adjustments to our actual diluted net income per share to reflect the impact of significant events that are unusual in nature or infrequently occurring or changes in applicable tax laws or accounting principles that occur during fiscal 2019.

The following are the final goals and payout percentages at the threshold, target and maximum levels of performance established by the Committee for fiscal 2019:

	2019 PSU Payout Schedule
	Threshold	Target	Maximum
FY 2019 Diluted Net Income Per Share	$ 2.70	$ 2.85	$ 3.40
% of Target	94.7%	100.0%	119.3%
Payout (% of Target Number of PSUs)	25%	100%	125%

Payout for performance between threshold and target and between target and maximum diluted net income per share was interpolated.  Performance below the threshold level would have resulted in forfeiture of all PSUs and any dividend equivalents accrued on such PSUs.  If our diluted net income per share for fiscal 2019 would have been between $2.70 and $2.85, any PSUs that were determined by the Committee to not be earned, and any dividend equivalents accrued on such PSUs, would have been forfeited.

One-half of any PSUs and related dividend equivalents that were determined by the Committee to be earned based on our diluted net income per share for fiscal 2019 would vest on March 31, 2020 and the remaining one-half would vest on March 31, 2021, provided that the recipient maintains continuous service with us through such dates, which further promotes retention of the Executives and other members of management receiving the PSUs.

On March 20, 2019, the Committee, based on the recommendation of our Chairman and our Chief Executive Officer (for Executives other than himself), approved the following target number of PSUs that could be earned by our Executives:

Name	Target Number of PSUs
Clifton E. Sifford	16,144
W. Kerry Jackson	10,376
Mark J. Worden	9,225
Timothy T. Baker	9,225
Carl N. Scibetta	9,225

The Committee also approved an additional 54,327 target number of PSUs that could be earned by other members of management.

In fiscal 2019, our diluted net income per share was $2.92, a record for the Company.  As a result, the PSUs granted to our Executives in fiscal 2019 were earned between the target and maximum levels of performance at 103.2% of target.  In determining the number of PSUs that were earned for fiscal 2019, the Committee did not make any adjustments to our actual diluted net income per share for any significant events or changes in applicable tax laws or accounting principles.

Service-Based RSUs

On March 20, 2019, the Committee, based on the recommendation of our Chairman and our Chief Executive Officer (for Executives other than himself), granted the following number of service-based RSUs to the following Executives:

Name	Number of Service-Based RSUs
Clifton E. Sifford	5,381
W. Kerry Jackson	3,458
Mark J. Worden	3,075
Timothy T. Baker	3,075
Carl N. Scibetta	3,075

The service-based RSUs granted to our Executives vest in two equal annual installments on March 31, 2020 and March 31, 2021, provided that the recipient maintains continuous service with us through such dates.  In fiscal 2018, service-based RSUs granted to our Executives vested in three equal annual installments.  For any cash dividends that we pay on the shares of our common stock while the RSUs are outstanding, as of each dividend payment date, a dollar amount of dividend equivalents will be credited to the respective Executive’s account.  When the RSUs vest and are settled, the amount of the accrued dividend equivalents will be paid in cash to the Executives.

The Committee also approved the grant of an additional 27,173 service-based RSUs to other members of management.

Aggregate Size of the Long-Term Equity Incentive Awards

In recommending equity awards to all participants for fiscal 2019, which includes the Executives and other members of management, our Chairman and our Chief Executive Officer based their recommendations on a total of approximately 1% of our then outstanding shares (at the target level of performance for the PSUs), with consideration given to the dilutive effect of the proposed grant.  Recommendation of the allocation of shares amongst members of management was made based on the individual’s potential for making significant contributions in the future and the relative importance of the individual’s position to others in our organization.

Other Benefits

The other executive benefit programs and perquisites described above under “Compensation Program Components, Why Each Component Is Chosen and How Each Component Relates to Our Compensation Philosophy and Objectives - Other Benefits” were not changed from fiscal 2018.

Fiscal 2020 Executive Compensation Decisions

At its meetings held during the first quarter of each fiscal year, the Committee has historically approved salary changes for our Executives, approved the business criteria and the threshold, target and maximum performance goals under our Executive Incentive Compensation Plan and approved the grant of performance-based and service-based equity awards.

At its meeting held on March 18, 2020, and informally subsequent to that meeting, the Committee and members of management discussed the significant impact of the COVID-19 pandemic on our store operations, sales and costs, which began in the first quarter of fiscal 2020.  The pandemic has resulted in the temporary closure of our brick-and-mortar stores and has caused reduced foot traffic and sales prior to such time, deteriorating economic conditions for our customer base, some disruption to our global supply chain and a significant decrease in our stock price, as well as decreases in our peer companies’ stock prices.  Due to these unprecedented events and the uncertainty resulting from the COVID-19 pandemic, the Committee approved, and the Executives consented to, a temporary 20% reduction in the annual base salary of each Executive, effective April 5, 2020.  These reductions will continue until at least 50% of our store locations are re-opened.  The annual base salaries of certain other members of our senior management team were also reduced by 20% for that same time period.

Because of the uncertainty resulting from the COVID-19 pandemic and its impact on our business, at its meeting on March 18, 2020, the Committee decided to delay the establishment of the business criteria and the threshold, target and maximum performance goals for fiscal 2020 under our Executive Incentive Compensation Plan until later in the fiscal year.  The Committee also determined to adjust its historical practice of granting both PSUs and service-based RSUs, and instead granted only service-based RSUs to our Executives and other members of management.  In order to promote the retention of our Executives and to align the interests of management with the interests of our shareholders, the vesting schedule for these RSUs was extended, as one-third of these RSUs will vest after two years and two-thirds will vest after three years (provided that the Executive maintains continuous service with us through such dates), compared to the service-based RSUs that were granted in fiscal 2019 to our Executives, which vest in equal annual installments over a two-year period. The Committee intends to revert to its historical practice of granting PSUs to our Executives and other members of management in future fiscal years.

The following service-based RSUs were granted to our Executives:

Name	Number of Service- Based RSUs
Clifton E. Sifford	17,510
W. Kerry Jackson	10,502
Mark J. Worden	14,008
Timothy T. Baker	10,506
Carl N. Scibetta	10,506

The Committee also approved the grant of an additional 77,047 service-based RSUs to other members of management.

For any cash dividends that we pay on the shares of our common stock while the service-based RSUs are outstanding, as of each dividend payment date, a dollar amount of dividend equivalents will be credited to the respective Executive’s account.  When the equity awards vest and are settled, the amount of the accrued dividend equivalents will be paid in cash to the Executives.  No dividend equivalents will be paid on forfeited awards.

In recommending equity awards to all participants, which includes the Executives and other members of management, our Chairman and our Chief Executive Officer based their recommendations for fiscal 2020 equity awards on a total of approximately 1% of our then outstanding shares, with consideration given to the dilutive effect of the proposed grant.  Recommendation of the allocation of shares amongst members of management was made based on the individual’s potential for making significant contributions in the future and the relative importance of the individual’s position to others in our organization.  No other forms of equity-based compensation have been awarded to the Executives for fiscal 2020 performance.

Termination and Change in Control Arrangements

We have entered into an employment and noncompetition agreement with each of our Executives, which specifies various payments to be made to the Executive in the event that employment is terminated, including upon a qualifying termination following a change in control.  The type and amount of payments vary by Executive and the nature of the termination.  We believe the severance benefits payable under these agreements are competitive with general industry practices and that these agreements serve to ensure the continued dedication of the Executive team and minimize the likelihood of the transfer of trade secrets to our direct competitors.

Each of Messrs. Sifford, Jackson and Baker entered into an Amended and Restated Employment and Noncompetition Agreement with us dated December 11, 2008.  Mr. Scibetta entered into an Employment and Noncompetition Agreement, similar in form and content to those of the other Executives, on December 4, 2012.  Mr. Worden entered into an Employment and Noncompetition Agreement, similar in content to those of the other Executives, on September 10, 2018.

Further information on termination and change in control arrangements is contained under the section “Termination and Change in Control Arrangements” below.

Deductibility of Compensation and Other Related Issues

Section 162(m) of the Internal Revenue Code, as in effect prior to the enactment of the U.S. Tax Cuts and Jobs Act of 2017 (the “Tax Act”) in December 2017, generally disallowed a tax deduction to public companies for compensation of more than $1 million paid in any taxable year to each “covered employee,” consisting of the chief executive officer and the three other highest paid executive officers employed for the taxable year (other than the chief financial officer). Performance-based compensation was exempt from this deduction limitation if specified requirements set forth in the Internal Revenue Code and applicable treasury regulations were met.  As a general matter, in making its prior Executive compensation decisions, the Committee was mindful of the benefit to the

Company of the full deductibility of compensation, but had exercised its discretion to provide base salaries, service-based equity awards or other compensation that may not have been fully tax deductible to us.

The Tax Act retained the $1 million deduction limit but repealed the performance-based compensation exemption from the deduction limit and expanded the definition of “covered employees,” effective for taxable years beginning after December 31, 2017.  Consequently, compensation paid in fiscal 2018 and later years to our Executives in excess of $1 million has not been, and will not be, deductible unless it qualifies for transitional relief applicable to certain binding, written performance-based compensation arrangements that were in place as of November 2, 2017. The Committee generally intends to continue to comply with the requirements of Section 162(m) as it existed prior to the Tax Act with respect to performance-based compensation payable under outstanding awards granted before November 2, 2017 under the 2000 Stock Plan in order to qualify them for transitional relief to the extent possible.  However, no assurance can be given that the compensation associated with these awards will qualify for transitional relief, due to uncertainties as to the application and interpretation of revised Section 162(m) and the related requirements for transitional relief.

Section 409A of the Internal Revenue Code provides certain requirements for deferred compensation arrangements.  Those requirements, among other things, limit flexibility with respect to the time and form of payment of deferred compensation.  If a payment or award constitutes deferred compensation subject to Section 409A and the applicable requirements are not satisfied, the recipient could be subject to tax on the award and all other deferred compensation of the same type, and an additional 20% tax and interest at the underpayment rate plus 1%, at the time the legally binding right to the payment or award arises or, if later, when that right ceases to be subject to a substantial risk of forfeiture.  We have made modifications to our plans and our employment and noncompetition agreements with our Executives such that payments or awards under those arrangements either are intended to not constitute “deferred compensation” for Section 409A purposes (and will thereby be exempt from Section 409A’s requirements) or, if they constitute “deferred compensation,” are intended to comply with the Section 409A statutory provisions and final regulations.

The Sarbanes-Oxley Act of 2002 subjects our Chief Executive Officer and our Chief Financial Officer to forfeiture of incentive compensation and profits from the sale of stock in the event of an accounting restatement associated with non-compliance, as a result of misconduct, with any financial reporting requirement under the securities laws.  Our Committee has not adopted any additional forfeiture provisions for incentive compensation relating to accounting restatements at this time.

Compensation Committee Report

We have reviewed and discussed with Company management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K under the Exchange Act.  Based on the review and discussion referred to above, we recommended to the Board that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the fiscal year ended February 1, 2020 and our proxy statement for the 2020 annual meeting of shareholders for filing under the Exchange Act.

Compensation Committee

James A. Aschleman (Chair)

Jeffrey C. Gerstel

Andrea R. Guthrie

Kent A. Kleeberger

Charles B. Tomm

Joseph W. Wood

Compensation-Related Risk Assessment

In March 2020, our Compensation Committee reviewed our compensation policies and practices for all employees, including our Executives, and the risks that could arise from our compensation policies and practices.  As part of the Compensation Committee’s review, it specifically noted the following factors that reduce the likelihood of excessive risk-taking:

•	Our overall compensation levels are competitive with the market.
•	There is a balanced mix of cash and equity and annual and longer-term incentive compensation.
•

While the performance criteria used under our Executive Incentive Compensation Plan, and historically used under our predecessor executive incentive compensation plan, has been operating income achieved in a particular fiscal year, the overall compensation of our Executives is not overly weighted toward this annual measurement period.

•

Our Executive Incentive Compensation Plan has payouts at multiple levels of performance.  Assuming achievement of at least a minimum level of performance, payouts under the Executive Incentive Compensation Plan results in at least some compensation at levels below full target achievement, rather than an “all-or-nothing” approach.  The maximum bonus percentage payable under the Executive Incentive Compensation Plan is also currently capped at percentages ranging from 90% to 150% of the Executives’ annualized base salary to protect against disproportionately large short-term incentives.

•

The Compensation Committee has the discretion to change performance-based awards when it determines that such adjustments would be appropriate based on our interests and the interests of our shareholders.

•	We currently do not grant stock options to our Executives.
•

The performance-based equity awards granted to our Executives vest based on our attainment of certain diluted net income per share targets, aligning the interests of our Executives with those of our shareholders.  Our PSUs granted in fiscal 2019 and certain performance-based equity awards granted in prior fiscal years were earned at multiple levels of performance, rather than an “all-or-nothing” approach.

•	Stock ownership guidelines applicable to all non-employee directors and all executive officers further align the interests of our Executives with those of our shareholders.
•

Pursuant to our Corporate Governance Guidelines, our directors and executive officers are prohibited from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan.  In addition, our directors and executive officers are prohibited from (a) purchasing any financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds), or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Company securities that such individual holds, directly or indirectly, whether or not such Company securities were acquired as part of such individual’s compensation; and (b) conducting short sales of Company securities.

Some of our non-executive employees are eligible to receive bonus and equity awards.  With respect to the non-executive officer employees who receive bonus awards or performance-based equity awards, the performance criteria and targets are not unreasonable or clearly unattainable without excessive risk-taking.  For those non-executive employees who are eligible to receive service-based equity awards, the equity awards typically vest in full after two years or, in the case of the service-based RSUs granted in fiscal 2020, one-third after two years and two-thirds after three years.

Based on these factors, the Compensation Committee believes that our compensation policies and practices encourage behaviors that are aligned with the Company’s long-term interests, and that any short-term incentives do not make up a significant portion of compensation and do not encourage our employees to take risks for short-term gain.  As a result, the Compensation Committee determined that any risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Summary Compensation Table

The following table sets forth a summary of the compensation paid by us for services rendered in all capacities to us by each of our Executives for fiscal 2019, fiscal 2018 and, if applicable, fiscal 2017.

Name and Principal Position	Fiscal Year (1)	Salary(2)	Bonus (3)	Stock Awards (4)	Non-Equity Incentive Plan Compensation (5)	All Other Compensation (6)	Total
Clifton E. Sifford, Vice Chairman and Chief Executive Officer	2019	$716,000	$-	$687,508	$722,802	$298,158	$2,424,468
	2018	695,250	-	705,011	1,042,875	140,539	2,583,675
	2017	675,000	-	488,765	-	145,820	1,309,585
W. Kerry Jackson, Senior Executive Vice President – Chief Financial and Administrative Officer and Treasurer	2019	$583,500	$-	$441,858	$353,426	$177,871	$1,556,655
	2018	566,500	-	456,092	509,850	53,948	1,586,390
	2017	550,000	-	308,549	-	61,297	919,846
Mark J. Worden, President and Chief Customer Officer(7)	2019	$552,000	$31,760	$392,863	$321,324	$21,586	$1,319,533
	2018	207,981	100,000	822,000	187,183	48,165	1,365,329
Timothy T. Baker, Executive Vice President – Chief Retail Operations Officer	2019	$562,500	$-	$392,863	$340,634	$111,986	$1,407,983
	2018	546,000	-	373,251	491,400	22,529	1,433,180
	2017	530,000	-	247,429	-	55,076	832,505
Carl N. Scibetta, Executive Vice President – Chief Merchandising Officer	2019	$530,500	$-	$392,863	$321,324	$146,028	$1,390,715
	2018	515,000	-	373,251	463,500	48,829	1,400,580
	2017	500,000	-	247,429	-	45,955	793,384

(1)	Our fiscal year is a 52/53 week year ending on the Saturday closest to January 31. Fiscal years 2019 and 2018 were each 52-week years. Fiscal year 2017 was a 53-week year.

(2)

For Mr. Worden, his salary in fiscal 2019 reflects a base salary of $530,500 for the period from February 3, 2019 to September 18, 2019 and a base salary of $600,000 for the period from September 19, 2019 to February 1, 2020.

The amounts in this column reflect the salary earned by the Executive in each respective fiscal year.  Fiscal 2019 included 27 pay periods, as compared to the standard 26 pay periods in fiscal 2018 and fiscal 2017 for our Executives, who are all paid bi-weekly.  As a result, actual salaries paid in fiscal 2019 were approximately 3.7% higher than the amounts earned by Messrs. Sifford, Jackson, Baker, and Scibetta for fiscal 2019 reflected in this column and approximately 4% higher for Mr. Worden, given his mid-year pay increase noted above.

(3)

For fiscal 2019, the amount for Mr. Worden represents an additional bonus in recognition of his contributions to our financial performance in fiscal 2019 and to reflect that his payout under the Executive Incentive Compensation Plan for fiscal 2019 did not take into consideration his increased base salary, which became effective on September 19, 2019 when he was promoted to the position of President and Chief Customer Officer.

For fiscal 2018, the amount for Mr. Worden represents a one-time new hire cash sign-on bonus.

(4)

Amounts reflect the aggregate grant date fair value of performance-based and service-based equity awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”).  The grant date fair value of each performance-based award was computed based on the level of performance that was deemed probable on the grant date, which was the target level of performance for the PSUs granted in fiscal 2019 and fiscal 2018, and the threshold level of performance for the performance-based restricted stock awards granted in fiscal 2017. The table below sets forth the grant date fair value of the service-based RSUs granted in fiscal 2019 and the PSUs granted in fiscal 2019 at the target level of performance and the maximum level of performance.

		PSUs
Name	Service-Based RSUs	Target	Maximum
Clifton E. Sifford	$171,869	$515,639	$644,549
W. Kerry Jackson	$110,449	$331,409	$414,262
Mark J. Worden	$98,216	$294,647	$368,300
Timothy T. Baker	$98,216	$294,647	$368,300
Carl N. Scibetta	$98,216	$294,647	$368,300

Disclosure of the relevant assumptions related to the valuation of awards is provided in the Notes to the Consolidated Financial Statements as contained in Part II, Item 8 of our Annual Report on Form 10-K for the fiscal year ended February 1, 2020.

(5)

GAAP Operating Income achieved for fiscal 2019 was $54.2 million, which slightly exceeded the target level of performance.  As a result, an interpolated bonus between target and maximum was paid at approximately 101.0% of base salary for Mr. Sifford and approximately 60.6% of base salary for the other Executives.

GAAP Operating Income achieved for fiscal 2018 was $49.8 million, which exceeded the established maximum level of performance.  As a result, the maximum bonus was paid to each Executive.  Mr. Worden’s bonus was based on his prorated base salary paid during fiscal 2018.

GAAP Operating Income achieved for fiscal 2017 was $37.7 million, which did not exceed the established bonus threshold.  As a result, no Executive earned a bonus for fiscal 2017.

(6)

We provide Executives with health and welfare programs, a 401(k) retirement plan, and employee benefit plans, programs and arrangements generally available to all employees.  We also provide Executives with other executive benefit programs and perquisites.  Perquisites and personal benefits received by the Executives in fiscal 2019 included:

•   Reimbursements under our Executive medical plan;

•   An automobile allowance of $1,100 per month for each Executive;

•   For Mr. Worden, the reimbursement of certain expenses incurred in connection with his relocation to Evansville, Indiana; and

•   For Mr. Sifford, limited personal utilization of the Company-provided aircraft, the value of which is based on the incremental cost of utilization.

In fiscal 2019, Mr. Sifford received an individual perquisite in excess of $25,000 related to the incremental cost for his utilization of the Company-provided aircraft totaling $78,892.

The amounts in this column for fiscal 2019 also include (a) matching contributions made by us under our 401(k) and deferred compensation plans; (b) the discount on the Executive’s purchases under the Employee Stock Purchase Plan; (c) premiums on the Executive’s life and long-term disability insurance; (d) cash dividends not subject to forfeiture that were paid to the Executive on shares of unvested restricted stock; and (e) cash dividends and dividend equivalents subject to forfeiture that were paid to the Executive upon the vesting of PSUs, RSUs and restricted stock.  These amounts are detailed in the following table:

	401(k) Match	Deferred Compensation Plan Match	Discount under the Employee Stock Purchase Plan	Life Insurance Premiums	Long-term Disability Insurance Premiums	Cash Dividends and Dividend Equivalents on Restricted Stock, PSUs and RSUs
Clifton E. Sifford	$6,087	$29,432	$882	$438	$720	$167,947
W. Kerry Jackson	$6,037	$44,205	$-	$438	$720	$111,483
Mark J. Worden	$-	$-	$-	$443	$720	$2,166
Timothy T. Baker	$1,508	$2,640	$882	$408	$720	$88,332
Carl N. Scibetta	$5,989	$33,333	$-	$438	$720	$88,332

(7)	Mr. Worden began his employment with us on September 10, 2018 and was designated by our Board as an executive officer as of such date.

Grants of Plan-Based Awards

The following table sets forth information with respect to the non-equity and equity grants of plan-based awards made during the last fiscal year to each Executive.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards($)(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(#)(2)			All Other Stock Awards: Number of Shares of Stock or Units (3)	Grant Date Fair Value of Stock and Option Awards (4)
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
Clifton E. Sifford	03/20/19				4,036	16,144	20,180		$515,639
	03/20/19							5,381	$171,869
		$107,400	$716,000	$1,074,000
W. Kerry Jackson	03/20/19				2,594	10,376	12,970		$331,409
	03/20/19							3,458	$110,449
		$52,515	$350,100	$525,150
Mark J. Worden	03/20/19				2,306	9,225	11,531		$294,647
	03/20/19							3,075	$98,216
		$47,745	$318,300	$477,450
Timothy T. Baker	03/20/19				2,306	9,225	11,531		$294,647
	03/20/19							3,075	$98,216
		$50,625	$337,500	$506,250
Carl N. Scibetta	03/20/19				2,306	9,225	11,531		$294,647
	03/20/19							3,075	$98,216
		$47,745	$318,300	$477,450

(1)

Represents the amount each Executive could have earned based upon the attainment of various target levels of GAAP Operating Income under the Executive Incentive Compensation Plan.  The material terms of the Executives' bonus awards under the Executive Incentive Compensation Plan are described in the section “Compensation Discussion and Analysis - Fiscal 2019 Compensation Decisions - Annual Cash Incentives.”  For fiscal 2019, GAAP Operating Income slightly exceeded the target level of performance.  As a result, for fiscal 2019, Mr. Sifford received a bonus under our Executive Incentive Compensation Plan of approximately 101.0% of his base salary, and the other Executives received bonuses under our Executive Incentive Compensation Plan of approximately 60.6% of their respective base salaries.

(2)

Represents PSUs granted to the Executives on March 20, 2019 under the 2017 Equity Plan.  The material terms of these PSU grants are described in the section “Compensation Discussion and Analysis - Fiscal 2019 Compensation Decisions - Long-Term Equity-Based Incentives.”

(3)

Represents service-based RSUs granted to the Executives on March 20, 2019 under the 2017 Equity Plan.  The material terms of these RSU grants are described in the section “Compensation Discussion and Analysis - Fiscal 2019 Compensation Decisions - Long-Term Equity-Based Incentives.”

(4)

The grant date fair value assigned to these awards was calculated in accordance with ASC 718, using the closing market price of our common stock on the grant date, which was $31.94. The grant date fair value of each PSU award was computed based on the target level of performance being achieved, which was the level of performance that was deemed probable on the grant date.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information with respect to the outstanding equity awards for each Executive at the end of the fiscal year ended February 1, 2020.

		Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (1)
Clifton E. Sifford
	04/18/17 (2)	2,674	$95,890
	04/18/17 (3)	8,872	$318,150
	04/09/18 (4)	5,050	$181,093
	04/09/18 (5)	14,202	$509,284
	03/20/19 (6)	5,381	$192,963
	03/20/19 (7)	16,658	$597,356
W. Kerry Jackson
	04/18/17 (2)	1,688	$60,532
	04/18/17 (3)	5,600	$200,816
	04/09/18 (4)	3,267	$117,155
	04/09/18 (5)	9,188	$329,482
	03/20/19 (6)	3,458	$124,004
	03/20/19 (7)	10,706	$383,917
Mark J. Worden
	09/10/18 (8)	13,334	$478,157
	03/20/19 (6)	3,075	$110,270
	03/20/19 (7)	9,518	$341,315
Timothy T. Baker
	04/18/17 (2)	1,354	$48,554
	04/18/17 (3)	4,491	$161,047
	04/09/18 (4)	2,674	$95,890
	04/09/18 (5)	7,519	$269,631
	03/20/19 (6)	3,075	$110,270
	03/20/19 (7)	9,518	$341,315
Carl N. Scibetta
	04/18/17 (2)	1,354	$48,554
	04/18/17 (3)	4,491	$161,047
	04/09/18 (4)	2,674	$95,890
	04/09/18 (5)	7,519	$269,631
	03/20/19 (6)	3,075	$110,270
	03/20/19 (7)	9,518	$341,315

(1)	The value of the shares that have not vested was computed utilizing $35.86, the closing price of our common stock on Friday, January 31, 2020.
(2)	Represents shares of service-based restricted stock granted on April 18, 2017 under the 2000 Stock Plan, which shares vested on April 18, 2020.
(3)

On April 18, 2017, shares of performance-based restricted stock were granted under the 2000 Stock Plan, which shares were earned based on our cumulative net income per diluted share for fiscal 2017 and fiscal 2018.  Two-thirds of the earned performance-based restricted shares vested on March 31, 2019.  This amount represents the remaining one-third of the earned performance-based restricted shares, which vested on March 31, 2020.

(4)

Represents service-based RSUs granted on April 9, 2018 under the 2017 Equity Plan, which vest in three equal annual installments.  This amount represents the one-third of such service-based RSUs that vested on March 31, 2020 and the remaining one-third of such service-based RSUs that will vest on March 31, 2021, provided the Executive maintains continuous service with us through such date.

(5)

On April 9, 2018, PSUs were granted under the 2017 Equity Plan, which were earned based on our net income per diluted share for fiscal 2018.  One-half of the earned PSUs vested on March 31, 2019.  This amount represents the remaining one-half of the earned PSUs, which vested on March 31, 2020.

(6)

Represents service-based RSUs granted on March 20, 2019 under the 2017 Equity Plan.  One-half of these service-based RSUs vested on March 31, 2020, and one-half will vest on March 31, 2021, provided the Executive maintains continuous service with us through such date.

(7)

On March 20, 2019, PSUs were granted under the 2017 Equity Plan. The threshold number of these PSUs could be earned if we achieved net income per diluted share of $2.70 for fiscal 2019.  The target number of these PSUs could be earned if we achieved net income per diluted share of $2.85 for fiscal 2019.  The maximum number of these PSUs could be earned if we achieved net income per diluted share of $3.40 for fiscal 2019.  This amount represents the number of these PSUs that were earned based on our actual net income per diluted share for fiscal 2019.  One-half of these earned PSUs vested on March 31, 2020 and the remaining one-half will vest on March 31, 2021, provided the Executive maintains continuous service with us through such date.

(8)

Represents a one-time sign-on award of service-based RSUs granted to Mr. Worden under the 2017 Equity Plan upon the commencement of his employment with us.  One-third of these service-based RSUs vested on September 10, 2019.  This amount represents the remaining two-thirds of such service-based RSUs that will vest on September 10, 2021, provided Mr. Worden maintains continuous service with us through such date.

Option Exercises and Stock Vested in Fiscal 2019

The following table sets forth for each Executive information with respect to the value realized upon the exercise of options or the vesting of stock during the fiscal year ended February 1, 2020.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting (1)
Clifton E. Sifford	-	$-	158,291	$5,391,296
W. Kerry Jackson	-	$-	104,474	$3,558,187
Mark J. Worden	-	$-	6,666	$216,978
Timothy T. Baker	-	$-	83,304	$2,837,191
Carl N. Scibetta	-	$-	83,304	$2,837,191

(1)

Amount was calculated by multiplying the number of shares vesting by the closing price of our common stock on the vesting date or, if not a trading day, the last trading day preceding the vesting date.

Equity Compensation Plan Information

The following table sets forth information regarding outstanding grants and shares available for grant under our existing equity compensation plans, including our 2017 Equity Plan, the 2000 Stock Plan and the Employee Stock Purchase Plan.  All information is as of February 1, 2020.

Plan Category	Number of Securities To be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by security holders (1)	280,126	(2)	$-	(3)	702,675	(4)
Equity compensation plans not approved by security holders (5)	-		-		-
Total	280,126	(2)	$-	(3)	702,675	(4)

(1)	Includes the 2017 Equity Plan, the 2000 Stock Plan and the Employee Stock Purchase Plan.

(2)

Represents shares that may be issued pursuant to outstanding RSUs and PSUs granted under the 2017 Equity Plan.  We also had 67,435 shares of restricted stock granted under the 2000 Stock Plan outstanding as of February 1, 2020, which are not included in the “Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights” column.

(3)	The RSUs and PSUs, once vested, convert into shares of our common stock on a one-for-one basis for no additional consideration.

(4)	Includes 632,608 shares available for future issuance under the 2017 Equity Plan and 70,067 shares available for future issuance under the Employee Stock Purchase Plan.

(5)	We do not maintain any equity compensation plans that have not been approved by our shareholders.

Equity Based Compensation – Narrative Discussion

Our Board and shareholders approved the 2000 Stock Plan, effective June 8, 2000.  Subsequent to its initial approval, amendments were made on June 11, 2004, June 14, 2005, June 12, 2008, October 8, 2008, December 9, 2010 and June 14, 2012.  In addition, on March 17, 2015, the Board adopted and approved an amendment to the 2000 Stock Plan to provide that participants receiving awards under the plan must adhere to certain confidentiality and non-solicitation terms set forth in the plan. If a participant violates any of the confidentiality, non-solicitation terms or other restrictive covenant obligations set forth in the 2000 Stock Plan or otherwise, any unvested restricted stock or unexercised options will automatically be forfeited and canceled, and we have the sole discretion to claw back any value received by the participant from any restricted stock that vested or any options that were exercised within one year of the time of the violation.

On March 22, 2017, our Board of Directors approved the 2017 Equity Plan, subject to shareholder approval, and on June 13, 2017, our shareholders approved the 2017 Equity Plan.  Upon approval of the 2017 Equity Plan by our shareholders, no further awards were permitted to be made under the 2000 Stock Plan. The Compensation Committee administers and grants equity incentive awards under the 2017 Equity Plan. The 2017 Equity Plan provides for the grant of incentive awards in the form of stock units, restricted stock, stock appreciation rights (“SARs”), stock options, and other stock-based awards to our employees, consultants, advisors and non-employee directors.  A maximum of 1,000,000 shares of our common stock are available for issuance under the 2017 Equity Plan. Any shares of our common stock subject to an award under the 2017 Equity Plan, or to an award granted under the 2000 Stock Plan that was outstanding on June 13, 2017, that expires, is canceled or forfeited, or is settled for cash will, to the extent of such cancellation, forfeiture, expiration or cash settlement, automatically become available for future awards under the 2017 Equity Plan. However, any shares tendered or withheld to pay the exercise price of an option award or to satisfy a tax withholding obligation in connection with any award, any shares repurchased by us using option exercise proceeds and any shares subject to a SAR award that are not issued in connection with the stock settlement of the SAR award on its exercise may not be used again for future awards under the 2017 Equity Plan. Each share of common stock that again becomes available for awards will correspondingly increase the share reserve by the same number of shares by which the share reserve was decreased upon the grant of the applicable award.

The 2017 Equity Plan also provides that participants receiving awards under the plan must adhere to certain confidentiality and non-solicitation terms set forth in the plan. If a participant violates any of the confidentiality, non-

solicitation terms or other restrictive covenant obligations set forth in the 2017 Equity Plan or otherwise, any unvested equity awards will automatically be forfeited and canceled, and we have the sole discretion to claw back any value received by the participant from any restricted stock, stock units or other stock-based awards that vested or any options or SARs that were exercised within one year of the time of the violation.

Nonqualified Deferred Compensation

The following table sets forth, for each Executive that has chosen to participate in our nonqualified deferred compensation plan, information on the nonqualified deferred compensation plan with respect to deferrals, our match, earnings and distributions made during fiscal 2019, along with the ending account balance at February 1, 2020.  Mr. Worden has chosen not to participate in this plan.

	Executive Contributions in Last Fiscal Year (1)	Registrant Contributions in Last Fiscal Year (2)	Aggregate Earnings in Last Fiscal Year (3)	Aggregate Withdrawals and Distributions	Aggregate Balance at Last Fiscal Year End
Clifton E. Sifford	$125,000	$29,432	$295,056	$-	$2,763,520
W. Kerry Jackson	$88,410	$44,205	$31,479	$-	$1,726,717
Timothy T. Baker	$11,538	$2,640	$124,338	$-	$1,251,016
Carl N. Scibetta	$77,540	$33,333	$66,747	$-	$585,281

(1)	These amounts deferred are included in the Summary Compensation Table in the Salary column for fiscal 2019.

(2)	These amounts are included in the All Other Compensation column in the Summary Compensation Table for fiscal 2019.

(3)	The amounts shown in this column are not reported as compensation in the Summary Compensation Table, as they do not represent above-market or preferential earnings on deferred compensation.

Non-Equity Based Compensation – Narrative Discussion

The Pension Benefits Table has been excluded, as we do not have a defined benefit plan.  On February 24, 1994, our Board approved the Shoe Carnival Retirement Savings Plan.  The primary savings mechanism is a 401(k) plan.  Further information regarding the Shoe Carnival Retirement Savings Plan can be found in Note 10 of the Notes to the Consolidated Financial Statements included in Part II, Item 8 of our Annual Report on Form 10-K for the fiscal year ended February 1, 2020.

In fiscal 2000, we established a nonqualified deferred compensation plan for highly compensated employees who, due to Internal Revenue Service limitations, cannot defer an adequate level of replacement income for their retirement planning.

Features of the plan include:

•	On a calendar year basis, participants elect to defer, on a pre-tax basis, a specific portion of their base salary and/or bonus earned up to a maximum of $150,000 per calendar year.

•

Deferrals on a participant’s bonus are credited to the plan year in which the bonus was earned, which, in most cases, is the plan year preceding the year in which the bonus was paid.  As a result, the amounts included in the “Executive Contributions in Last Fiscal Year” column in the Nonqualified Deferred Compensation table may exceed the maximum deferral amount per calendar year described in the preceding bullet point.

•

The compensation deferred under this plan is credited with earnings or losses on a daily basis and measured by the rate of return on investments elected by plan participants similar to those available under our 401(k) plan.  These services are provided by a third-party provider.

•

While not required to, we can match a portion of the participant’s contributions, which are then subject to immediate, one-year or two-year vesting requirements depending on the length of service of the participant.

•	Benefits are paid out upon death, disability, retirement, financial hardship or termination of employment based on each participant’s pre-selected payout schedule.

•

Designated future in-service distributions may be taken two years after the year of deferral and must be requested a minimum of two years in advance.  The amount of the distribution is restricted to the maximum of the actual deferral amount and vested employer match if elected for the specific year, adjusted by any investment gain or loss.

•	The plan is currently unfunded.

Termination and Change in Control Arrangements

On December 11, 2008, we entered into Amended and Restated Employment and Noncompetition Agreements with Clifton Sifford, Kerry Jackson and Timothy Baker.  The Agreements amended and restated similar agreements entered into with these individuals as of December 31, 2006.  On December 4, 2012, we entered into an Employment and Noncompetition Agreement with Carl Scibetta.  On September 10, 2018, we entered into an Employment and Noncompetition Agreement with Mark Worden.  Mr. Scibetta’s agreement and Mr. Worden’s agreement are each similar in content to the agreements with Messrs. Sifford, Jackson and Baker, except that they do not include any tax gross-up provisions.  These documents hereinafter are referred to collectively as the “Agreements."

The terms of the Agreements for Messrs. Sifford, Jackson, Baker and Scibetta are through January 31, 2021, and the term of Mr. Worden’s Agreement is through September 10, 2020 (such terms, including any extension, are referred to as the “Terms”).  The Agreements are subject to early termination as provided in the Agreements.  The Agreements shall be renewed automatically for successive terms of one year each unless either party provides written notice of non-renewal to the other party not more than 90 days and not less than 30 days before the end of the then current Term for Messrs. Sifford, Jackson, Baker and Scibetta, and at least 30 days before the end of the then current Term for Mr. Worden.  No such notification was given by any party prior to January 31, 2020.

The Agreements provide for an annual base salary and entitle Messrs. Sifford, Jackson, Baker, Scibetta and Worden to participate in our Executive Incentive Compensation Plan, and in any successor plan adopted by us from time to time.  Such Executives are also entitled to participate in any and all employee benefit plans.  Under each of the Agreements, employment will terminate upon death, and may be terminated by us upon the disability of such Executive, or by us for cause or without cause.  Each such Executive may terminate employment voluntarily or with good reason.

Under the Agreements with Messrs. Sifford, Jackson, Baker and Scibetta, “cause” is defined as any one or more of the following actions by the respective Executive:

•	conviction for a felony or other crime involving moral turpitude;
•	engaging in illegal conduct or gross misconduct which is injurious to us;
•	engaging in any fraudulent or dishonest conduct in their dealings with, or on behalf of, us;
•

failure or refusal to follow the lawful and reasonable instructions of our Chief Executive Officer, President, or other executive officer to whom each Executive reports, and for Mr. Sifford our Board, if such failure or refusal continues for a period of 10 days after we deliver to such Executive a written notice stating the instructions which such Executive has failed or refused to follow;

•	material breach of any of his obligations under the Agreement;
•	material breach of our policies;
•	use of alcohol or drugs which interferes with the performance of his duties for us or which compromises our integrity or reputation; or
•	engaging in any conduct tending to bring us into public disgrace or disrepute.

Under the Agreement with Mr. Worden, “cause” is defined as any one or more of the following actions by Mr. Worden:

•	failure to perform his duties (other than any such failure resulting from incapacity due to physical or mental illness);
•	embezzlement, misappropriation or fraud, whether or not related to his employment with us;
•	conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony or other crime involving moral turpitude;
•	engaging in dishonesty, illegal conduct or gross misconduct which is in each case injurious to us or our affiliates;
•	failure or refusal to comply with any lawful and reasonable instructions of our Chief Executive Officer, President, or other executive officer to whom he reports;
•	material breach of any of his obligations under the Agreement;
•	material breach of our policies;
•	use of alcohol or drugs which interferes with the performance of his duties for us or which compromises our integrity or reputation; or
•	engaging in any conduct tending to bring us into public disgrace or disrepute.

In addition, “good reason” under all of the Agreements is defined as the occurrence, without the Executive's written consent, of a material reduction by us in the Executive's base salary.

The following tables set forth the estimated payout each such Executive would receive from us under each of the specific triggering events and assumes that the triggering event took place on February 1, 2020, the last day of our most recently completed fiscal year.

Clifton Sifford

Description of Payout and/or Accelerated Vesting	Death or Disability	Without Cause or by Employee for Good Reason	For Cause or by Employee Without Good Reason	Qualifying Termination Following a Change in Control
Bonus for year of separation (1)	$-	$393,800	$-	$-
Cash severance (2)	-	1,074,000	-	2,219,600
Out-placement services (3)	-	-	-	2,500
Medical and dental benefits (4)	-	76,200	-	76,200
Equity awards, accelerated vesting (5) (6) (7)	1,604,137	469,945	-	1,894,735
Excise tax, including gross up (8)	-	-	-	1,756,448
Total	$1,604,137	$2,013,945	$-	$5,949,483

Kerry Jackson

Description of Payout and/or Accelerated Vesting	Death or Disability	Without Cause or by Employee for Good Reason	For Cause or by Employee Without Good Reason	Qualifying Termination Following a Change in Control
Bonus for year of separation (1)	$-	$320,925	$-	$-
Cash severance (2)	-	875,250	-	1,808,850
Out-placement services (3)	-	-	-	2,500
Medical and dental benefits (4)	-	76,200	-	76,200
Equity awards, accelerated vesting (5) (6) (7)	1,029,236	301,690	-	1,215,905
Excise tax, including gross up (8)	-	-	-	1,271,985
Total	$1,029,236	$1,574,065	$-	$4,375,440

Mark Worden

Description of Payout and/or Accelerated Vesting	Death or Disability	Without Cause or by Employee for Good Reason	For Cause or by Employee Without Good Reason	Qualifying Termination Following a Change in Control
Bonus for year of separation (1)	$-	$330,000	$-	$-
Cash severance (2)	-	900,000	-	1,860,000
Out-placement services (3)	-	-	-	2,500
Medical and dental benefits (4)	-	45,700	-	45,700
Equity awards, accelerated vesting (5) (6) (7)	801,749	336,066	-	929,742
Total	$801,749	$1,611,766	$-	$2,837,942

Timothy Baker

Description of Payout and/or Accelerated Vesting	Death or Disability	Without Cause or by Employee for Good Reason	For Cause or by Employee Without Good Reason	Qualifying Termination Following a Change in Control
Bonus for year of separation (1)	$-	$309,375	$-	$-
Cash severance (2)	-	843,750	-	1,743,750
Out-placement services (3)	-	-	-	2,500
Medical and dental benefits (4)	-	76,200	-	76,200
Equity awards, accelerated vesting (5) (6) (7)	864,020	254,714	-	1,026,708
Excise tax, including gross up (8)	-	-	-	1,143,887
Total	$864,020	$1,484,039	$-	$3,993,045

Carl Scibetta

Description of Payout and/or Accelerated Vesting	Death or Disability	Without Cause or by Employee for Good Reason	For Cause or by Employee Without Good Reason	Qualifying Termination Following a Change in Control
Bonus for year of separation (1)	$-	$291,775	$-	$-
Cash severance (2)	-	795,750	-	1,644,550
Out-placement services (3)	-	-	-	2,500
Medical and dental benefits (4)	-	45,700	-	45,700
Equity awards, accelerated vesting (5) (6) (7)	864,020	254,714	-	1,026,708
Total	$864,020	$1,387,939	$-	$2,719,458

(1)

The bonus for year of separation would be paid in a lump sum within 30 days of termination in an amount equal to 55% of each Executive's current base salary for the fiscal year in which the termination occurs, multiplied by a fraction, the numerator of which is the number of days elapsed in such fiscal year through the termination date and the denominator of which is 365.  In this table, the annual base salary is equivalent to the Executive's base salary as of February 1, 2020.

(2)

The cash severance for termination without cause or by the Executive for good reason would be paid in a lump sum within 30 days of termination in an amount equal to 150% of each Executive’s current base salary for the fiscal year in which the termination occurs.  If within two years following a change in control, the Executive is terminated without cause or he terminates for good reason (a “qualifying termination”), a lump sum cash severance would be paid within 30 days of termination in an amount equal to 310% of each Executive’s current base salary for the fiscal year in which the qualifying termination occurs.  In this table, the annual base salary is equivalent to the Executive's base salary as of February 1, 2020.

(3)	We will provide out-placement services at a cost not to exceed $2,500 in the event of a qualifying termination following a change in control.

(4)

Upon a termination without cause, by the Executive for good reason or a qualifying termination following a change in control, each Executive would be paid in a lump sum within 30 days of termination an amount equal to 18 times the monthly COBRA premium rate.  Messrs. Sifford, Jackson and Baker also would be paid in a lump sum within 30 days of termination an amount equal to any additional state and federal taxes each will incur as a result of the lump sum payment.  Messrs. Scibetta’s and Worden’s Agreements do not include a provision for reimbursement of taxes.

(5)

The 2000 Stock Plan, under which our restricted stock awards were issued, and certain applicable award agreements include a provision that upon death or disability, each Executive would be entitled to a ratable portion of his restricted stock awards based on the portion of the restricted period completed as of the termination date as a percentage of the total restricted period.  The 2017 Equity Plan, under which our RSUs and PSUs were issued, and certain applicable award agreements include a provision that upon death or disability, each Executive would be entitled to a ratable portion of his PSUs based on our actual performance, measured as of the later of the date the Compensation Committee determines the level of achievement of the performance goals for such PSUs and the date of his death or disability, as well as full, immediate vesting of all of his RSUs. In this example, the value was calculated by taking the sum of (i) the number of unvested shares of service-based restricted stock and the number of unvested shares of performance-based restricted stock determined to have been earned held by each Executive on February 1, 2020, each multiplied by a fraction, the numerator of which is the number of days elapsed between the effective date of the grant and February 1, 2020 and the denominator of which is the number of days in the restricted period; plus (ii) the number of unvested PSUs determined to have been earned based on performance held by each Executive on February 1, 2020, multiplied by a fraction, the numerator of which is the number of full months elapsed between the effective date of the grant and February 1, 2020 and the denominator of which is the number of months in the vesting period; plus (iii) the number of unvested service-based RSUs held by each Executive on February 1, 2020, and then multiplying the result by $35.86, the closing price of our common stock on January 31, 2020.

(6)

The award agreements for the service-based restricted stock granted to each Executive (other than Mr. Worden) in fiscal 2017, the service-based RSUs granted to each Executive (other than Mr. Worden) in fiscal 2018 and the service-based RSUs granted to each Executive in fiscal 2019 provide for the immediate vesting of any unvested shares of such restricted stock or unvested RSUs, as applicable, upon a termination of the Executive without cause or by the Executive for good reason, in accordance with such Executive’s Agreement.  In this example, for the Executives (other than Mr. Worden), the value was calculated by multiplying $35.86, the closing price of our common stock on January 31, 2020, by the number of shares of service-based restricted stock or RSUs, as applicable, granted to such Executive that were unvested and held by such Executive on February 1, 2020.  The service-based RSUs granted to Mr. Worden in September 2018 provide for the vesting of a ratable portion of any such unvested RSUs held by him upon a termination of Mr. Worden without cause or by Mr. Worden for good reason.  In this example, the value for Mr. Worden was calculated by taking (i) the number of unvested RSUs that were granted to him in September 2018 and held by him on February 1, 2020, multiplied by a fraction, the numerator of which is the number of full months elapsed between the effective date of the grant and February 1, 2020 and the denominator of which is the number of months in the vesting period, plus (ii) the number of service-based RSUs granted to Mr. Worden in fiscal 2019 that were unvested and held by him on February 1, 2020. The result was then multiplied by $35.86, the closing price of our common stock on January 31, 2020.  Any outstanding unvested performance-based restricted stock or PSUs are forfeited upon termination of the Executive without cause or by the Executive for good reason.

(7)

The 2000 Stock Plan, under which our restricted stock was issued, includes a provision providing for the immediate vesting of any currently unvested shares of restricted stock, including restricted stock intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code, upon a change in control, unless provided otherwise in an award agreement.  The award agreements for the service-based restricted stock granted in fiscal 2017 and the service-based RSUs granted in fiscal 2018 and in fiscal 2019 provide that if the service-based restricted stock award or RSUs, as applicable, are not continued, assumed or replaced in connection with the change in control, or upon a qualifying termination of the Executive, such restricted stock or RSUs, as applicable, will fully vest.  The award agreements for the performance-based restricted stock granted in fiscal 2017 and the PSUs granted in fiscal 2018 provide that if the change in control occurs after the determination date and the performance-based restricted stock award or PSUs, as applicable, are not continued, assumed or replaced in connection with the change in control, or upon a qualifying termination of the Executive, such restricted stock or PSUs, as applicable, will fully vest.  The award agreements for the PSUs granted in fiscal 2019 provide that if the change in control occurs prior to the end of fiscal 2019, our fully diluted net income per share as of the effective time of the change in control, with the threshold, target and maximum levels of fully diluted net income per share adjusted to reflect the portion of fiscal 2019 that elapsed as of the effective time of the change in control, is to be used to determine the number of PSUs converted to time-vesting units (the “Converted Award”). If the Converted Award is not continued, assumed or replaced in connection with the change in control, or upon a qualifying termination of the Executive, the Converted Award will fully vest.  In this example, the value was calculated by multiplying $35.86, the closing price of our common stock on January 31, 2020, by the sum of (i) the number of unvested shares of service-based restricted stock, unvested shares of performance-based restricted stock, unvested RSUs and unvested PSUs granted in fiscal 2018 held by each Executive on February 1, 2020, and (ii) the number of PSUs granted in fiscal 2019 that would have been converted into time-vesting units based on actual performance as of February 1, 2020.

(8)

If any payment under the Agreements would be subject to the excise tax under Section 4999 of the Internal Revenue Code, Messrs. Sifford, Jackson and Baker would be entitled to receive additional compensation from us to cover the excise taxes, interest and penalties (if applicable) and other taxes arising from the additional compensation.  In this example, Messrs. Sifford, Jackson and Baker would have qualified to receive additional compensation from us to cover excise taxes at February 1, 2020.  The taxes have been computed in accordance with Section 280G of the Internal Revenue Code.  Messrs. Scibetta’s and Worden’s Agreements do not include a provision for additional compensation to cover such taxes, interest and penalties.

Other factors material to the Agreements, the 2000 Stock Plan and the 2017 Equity Plan are as follows:

•

The benefits granted to each Executive under the Agreements, the 2000 Stock Plan and the 2017 Equity Plan are subject to certain employment and post-employment conditions.  This includes, but is not limited to, the agreement by each Executive not to engage in (including being employed by, working for, consulting with or rendering services to) any competing business in a prohibited capacity for a period of one year following termination of the Executive’s employment under the Agreements and to adhere to certain confidentiality terms and a one-year non-solicitation provision under the 2000 Stock Plan and the 2017 Equity Plan.

•

Notwithstanding any other provision of the Agreements, upon termination of employment for any reason, the Executive shall be entitled to receive all base salary earned but unpaid and all other payments and benefits accrued before the termination date.

CEO Pay Ratio

We are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Clifton E. Sifford, our Chief Executive Officer (our “CEO”):

For fiscal 2019, our last completed fiscal year:

•	the median of the annual total compensation of all employees of our Company (other than our CEO) was $12,384; and
•	the annual total compensation of our CEO, as reported in the Summary Compensation Table disclosed above, was $2,424,468.

Based on this information, for fiscal year 2019, we reasonably estimate that the ratio of our CEO’s annual total compensation to the annual total compensation of our median employee was 196:1. Our pay ratio estimate has been calculated in a manner consistent with Item 402(u) of Regulation S-K.

We identified our median employee based on the total taxable compensation during calendar year 2019 of all 5,261 members of our workforce, including full-time, part-time, temporary and seasonal employees, other than our CEO, who were employed on December 14, 2019.  The date selected aligns with the period for which total taxable compensation used to identify our median employee was calculated.

For purposes of determining the total taxable compensation for each employee, we included the amount of base salary or wages the employee received during the calendar year, the amount of any cash incentives paid to the employee in that year (which includes annual cash incentives that are generally paid in March for performance during the prior fiscal year) and the value of any equity grants that vested during the year based on the value of the shares on the date of vesting. We did not include any adjustments for the value of benefits provided, but we did annualize the pay for any full-time or part-time employees who were employed by us for only part of the year.

Once we identified our median employee, we then determined that employee’s total compensation, including any perquisites and other benefits, in the same manner that we determine the total compensation of our Executives for purposes of the Summary Compensation Table disclosed above.  The total compensation of our median employee, a full-time cash lead, was determined to be $12,384. This total compensation amount for our median employee was then compared to the total compensation of our CEO disclosed above in the Summary Compensation Table of $2,424,468, of which $1,238,441 was variable compensation based on our performance in fiscal 2019.  The elements included in the CEO’s total compensation are fully discussed above in the footnotes to the Summary Compensation Table.

The pay ratio was calculated in accordance with SEC rules based upon our reasonable judgment and assumptions. Our pay ratio calculation used the same methodologies, material assumptions, adjustments and estimates as we used in our pay ratio disclosure for fiscal 2018.  The SEC rules do not specify a single methodology for identification of the median employee or calculation of the pay ratio, and other companies may use assumptions and methodologies that are different from those used by us in calculating their pay ratio. Accordingly, the pay ratio disclosed by other companies may not be comparable to our pay ratio as disclosed above.

Supplemental Pay Ratio

Because of the nature of our business in the retail industry, many part-time, temporary and seasonal employees are hired for very short amounts of time during our peak sales periods.  The SEC rules do not allow for companies to annualize the compensation paid to temporary or seasonal employees or to make a full-time equivalent adjustment for part-time employees.  As of December 14, 2019, approximately 58% of the members of our workforce were part-time, temporary or seasonal employees.  As a result, we believe that measuring the compensation paid to our median full-time employee more accurately reflects our pay practices relative to the compensation of our CEO.  Excluding all part-time, temporary and seasonal employees, we had 2,216 full-time employees as of December 14, 2019.  Using the same methodology described above, we identified our median full-time employee for fiscal 2019.  The total annual compensation of our median full-time employee was $35,471 for fiscal 2019.  Based on this information, for fiscal year 2019, we reasonably estimate that the ratio of our CEO’s annual total compensation to the annual total compensation of our median full-time employee was 68:1.

Compensation of Non-Employee Directors

Our non-employee directors receive the following:

Annual Cash Retainer	$60,000
Annual Committee Chair Cash Retainer
• Audit Committee	$15,000
• Compensation Committee	$10,000
• Nominating and Governance Committee	$7,500
Annual Committee Member Cash Retainer (including Chairs)
• Audit Committee	$10,000
• Compensation Committee	$7,500
• Nominating and Governance Committee	$5,000
Annual Lead Independent Director Cash Retainer	$15,000

All amounts paid to our non-employee directors are paid on a calendar quarter basis in arrears.  No separate fees are paid to our non-employee directors for attendance at Board or Committee meetings. Our non-employee directors receive restricted shares valued at approximately $60,000 as of the date of grant under the 2017 Equity Plan. These restricted shares are generally granted on the date of the annual meeting of shareholders.  The restrictions on the shares will lapse on January 2nd of the year following the year in which the grant was made.

Consistent with the temporary reductions to the base salaries of our senior leadership team due to the unprecedented events and the uncertainty resulting from the COVID-19 pandemic, on April 2, 2020, the Board of Directors also approved a temporary 20% reduction in their cash retainer fees, which reductions are also effective until at least 50% of our store locations are re-opened.

All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with meetings of the Board.  No director who is our officer or employee receives compensation for services rendered as a director.

The following table sets forth information with respect to non-employee director compensation paid during the fiscal year ended February 1, 2020.

Name (1)	Fees Earned or Paid in Cash	Stock Awards (2)	All Other Compensation (3)	Total
James A. Aschleman	$92,500	$60,018	$384	$152,902
Jeffrey C. Gerstel	$77,500	$60,018	$384	$137,902
Andrea R. Guthrie	$80,000	$60,018	$384	$140,402
Kent A. Kleeberger	$112,500	$60,018	$384	$172,902
Charles B. Tomm	$77,500	$60,018	$384	$137,902
Joseph W. Wood	$72,500	$60,018	$384	$132,902

(1)

Information on our non-employee directors can be found in “Proposal No. 1 Election of Director - Nominee and Director Information” as well as in the section “Information Regarding the Board of Directors and Committees.”

(2)

Amounts reflect the aggregate grant date fair value of restricted stock awards computed in accordance with ASC 718.  Disclosure of the relevant assumptions related to the valuation of awards is provided in Note 11 to the Consolidated Financial Statements as contained in Part II, Item 8 of our Annual Report on Form 10-K for the fiscal year ended February 1, 2020.

(3)	The amounts in this column represent cash dividends paid to our non-employee directors on the shares of unvested restricted stock that they held on the record date for each such dividend.

The Board adopted, and the shareholders approved on June 13, 2017, the 2017 Equity Plan.  Messrs. Aschleman, Gerstel, Kleeberger, Tomm, Wood and Ms. Guthrie were each awarded 2,258 shares of restricted stock under the 2017 Equity Plan on June 13, 2019, with a grant date fair value of $60,018 based on the closing market price of our common stock on that day.  The restrictions on all of these shares lapsed on January 2, 2020.  As of February 1, 2020, no shares of restricted stock and no stock options were held by any of our non-employee directors.

On January 15, 1993, we entered into a noncompetition agreement with J. Wayne Weaver.  As long as Mr. Weaver is our executive officer or director, he may not engage directly or indirectly through any other company or entity in the retail shoe business without the prior approval of our Audit Committee.  Effective February 1, 1993, Mr. Weaver became our employee at an annual salary of $300,000 and is reimbursed for all travel expenses related to performing his duties as Chairman of the Board.  Although Mr. Weaver will continue to be involved in other business activities and will not devote his full time to the Company, he will devote such time to the Company as he deems necessary or appropriate to perform his duties as Chairman of the Board.

The compensation paid during the fiscal year ended February 1, 2020 to our Vice Chairman, Chief Executive Officer and director, Clifton E. Sifford, is included in the Summary Compensation Table.

Stock Ownership Guidelines for Directors

Under our stock ownership guidelines, which were adopted by our Board effective in June 2013 and amended by our Board in March 2017, our non-employee directors are required to own shares valued at five times their annual Board cash retainer.  For the purposes of these guidelines, shares directly owned without any restrictions and shares owned directly by members of a non-employee director’s immediate family who share the same household or any trust for the benefit of a non-employee director’s immediate family members count toward ownership requirements.

Unless otherwise determined by the Compensation Committee, until a non-employee director has reached his or her ownership requirement, he or she must retain 50% of the net-after tax shares received upon the exercise, vesting or settlement of any form of equity-based compensation award.

The value of stock holdings is determined based on the average daily closing price of our common stock during the 30-day period ending on the date of the valuation determination.  The Compensation Committee is responsible for monitoring the application of the stock ownership guidelines and evaluating whether each non-employee director has met his or her ownership goal annually.  The Compensation Committee reviewed the current ownership valuation for each of our non-employee directors at its March 2020 meeting, using a valuation date of February 1, 2020, our fiscal 2019 year-end.  Of our non-employee directors, Ms. Guthrie and Messrs. Aschleman, Kleeberger, Tomm and Wood met the ownership requirements, as amended, as of that valuation date.

We believe the stock ownership guidelines further serve to align the interests of our non-employee directors with those of our shareholders.

PROPOSAL NO. 3

RATIFICATION OF OUR independent

registered public accounting firm

The ratification of the appointment of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for fiscal 2020 is recommended by the Audit Committee and will be submitted to a vote at the annual meeting in order to permit our shareholders to express their approval or disapproval.  In the event of a negative vote, a selection of another independent registered public accounting firm may be made by the Audit Committee.  A representative of Deloitte is expected to be present at the annual meeting, will be given an opportunity to make a statement if desired and will respond to appropriate questions.  Notwithstanding approval by our shareholders, the Audit Committee reserves the right to replace the independent registered public accounting firm at any time.

The Board and the Audit Committee recommend a vote FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2020.

AUDIT COMMITTEE MATTERS

Principal Accountant Fees and Services

The following represents fees for professional audit services rendered by Deloitte for the audit of our financial statements for fiscal 2019 and 2018 and fees billed for other services rendered by Deloitte.

	Fiscal Year
Fee Category	2019	2018
Audit fees (1)	$653,621	$673,744
Audit-related fees	$-	$-
Tax fees	$-	$-
All other fees (3)	$1,895	$2,695

(1)

Audit fees consist of fees relating to the audit of our annual financial statements and the reviews of the financial statements filed on Form 10-Q, as well as fees for professional services rendered for the audit of the effectiveness of our internal control over financial reporting.

(2)	All other fees represent fees for accounting research tools.

Audit Committee Pre-Approval Policy

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm.  These services may include audit services, audit-related services, tax services and other services.  Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services, the Audit Committee is informed of each service and the pre-approval is generally subject to a specific budget.  The Audit Committee may also pre-approve particular services on a case-by-case basis.  In addition, the Chair of the Audit Committee may act to pre-approve services in interim periods and request ratification by the full Audit Committee at the next regularly scheduled committee meeting.

For fiscal 2019, all non-audit services included above were pre-approved.  The aggregate amount of all such non-audit services constituted approximately 0.3% of the total amount of fees paid by us to Deloitte.

Report of the Audit Committee

Management of the Company is responsible for the financial reporting process, including the system of internal control over financial reporting, and for the preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States.  The Company's independent registered public accounting firm, Deloitte & Touche LLP (“Deloitte”), is responsible for performing the audit of the Company's consolidated financial statements and expressing an opinion on those statements, as well as auditing the effectiveness of the Company's internal control over financial reporting.  The Audit Committee is responsible for oversight of all aspects of the Company's financial reporting, internal control over financial reporting and audit processes.

In fulfillment of its responsibilities, the Audit Committee on a regular basis discusses with both management and Deloitte the adequacy and effectiveness of the Company's internal control over financial reporting.  The Audit Committee has reviewed and discussed the audited financial statements with the Company's management and Deloitte.  In addition, the Audit Committee has discussed with Deloitte all matters required to be discussed with audit committees by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the Securities and Exchange Commission.  This discussion included certain information relating to Deloitte’s judgments about the quality, not just the acceptability, of the Company’s accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the consolidated financial statements.

The Audit Committee also has received the written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence, and has discussed with Deloitte its independence from the Company and the Company’s management. In addition, the Audit Committee considered whether Deloitte’s independence would be jeopardized by providing non-audit services to the Company.

Based on the Audit Committee's review and discussions referenced in this report, the Audit Committee recommended to the Board that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended February 1, 2020, as filed with the Securities and Exchange Commission.

Audit Committee

Kent A. Kleeberger (Chair)

James A. Aschleman

Jeffrey C. Gerstel

Charles B. Tomm

TRANSACTIONS WITH RELATED PERSONS

Conflicts of Interest and Related Person Transaction Policies

Under our Code of Ethics, our directors, officers and employees are not permitted to conduct business on our behalf with a member of his or her family, or a business organization with which he or she or a family member has an interest or employment relationship that could be considered significant in terms of potential conflict of interest unless such business dealings have been disclosed to, and approved by, the Audit Committee (in the case of directors or executive officers), the Chief Financial Officer (in the case of officers) or the employee’s department head (in the case of other employees).

Further, under our Audit Committee’s charter, the Audit Committee must review and approve all related person transactions in which any executive officer, director, director nominee or more than 5% shareholder, or any of their immediate family members, has a direct or indirect material interest.  The Audit Committee may not approve a related person transaction unless it is in, or not inconsistent with, our best interests and, where applicable, the terms of such transaction are at least as favorable to us as could be obtained from an unrelated party.

During fiscal 2019, there were no transactions in which the Company was or is to be a participant, the amount involved exceeded $120,000 and a related person had or will have a direct or indirect material interest, and no such transactions are currently proposed.

PRINCIPAL SHAREHOLDERS

The following table sets forth, as of April 20, 2020, certain information with respect to beneficial ownership of our common stock by each person (or group of affiliated persons) who is known by management to own beneficially more than 5% of our common stock, by each Executive, by each non-employee director and director nominee and by all current directors and executive officers as a group.  Except as otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.  All percentages in the table are based on 14,088,514 shares of our common stock outstanding on April 20, 2020.

Name	Note	Number of Shares Beneficially Owned	Percent of Class
J. Wayne Weaver and Delores B. Weaver	(1)	3,345,340	23.7%
Clifton E. Sifford		188,256	1.3%
W. Kerry Jackson		101,579	*
Mark J. Worden		8,482	*
Timothy T. Baker		102,322	*
Carl N. Scibetta		58,709	*
James A. Aschleman		15,478	*
Jeffrey C. Gerstel		7,784	*
Andrea R. Guthrie		10,184	*
Kent A. Kleeberger		13,434	*
Charles B. Tomm		13,039	*
Joseph W. Wood		15,478	*
All current executive officers and directors as a group (12 persons)		3,880,085	27.5%
Leigh Anne Weaver	(2)	1,000,100	7.1%
J. Wayne Weaver 2018 Grantor Retained Annuity Trust for Leigh Anne Weaver J. Wayne Weaver 2019 Grantor Retained Annuity Trust for Leigh Anne Weaver
LSV Asset Management** 155 N. Wacker Drive, Suite 4600 Chicago, IL 60606	(3)	728,607	5.2%
The Vanguard Group, Inc.** 100 Vanguard Blvd. Malvern, PA 19355	(4)	770,924	5.5%
Royce & Associates, LP** 745 Fifth Avenue New York, NY 10151	(5)	981,336	7.0%
Dimensional Fund Advisors LP** Building One 6300 Bee Cave Road Austin, TX 78746	(6)	1,223,616	8.7%
BlackRock, Inc.** 55 East 52nd Street New York, NY 10055	(7)	1,563,893	11.1%

*	Less than 1%.
**	Information is based solely on reports filed by such shareholder under Section 13(d) or Section 13(g) of the Exchange Act.

(1)

J. Wayne and Delores B. Weaver are husband and wife.  Their mailing address is 7500 East Columbia Street, Evansville, Indiana 47715.  Mr. Weaver individually owns 845,418 shares and Mrs. Weaver individually owns 2,499,922 shares.

(2)

Represents shares held by the J. Wayne Weaver 2018 Grantor Retained Annuity Trust for Leigh Anne Weaver (the “2018 Leigh Weaver GRAT”) and the J. Wayne Weaver 2019 Grantor Retained Annuity Trust for Leigh Anne Weaver (the “2019 Leigh Weaver GRAT”, and together with the 2018 Leigh Weaver GRAT, the “Leigh Weaver GRATs”). Leigh Anne Weaver is the sole trustee of the Leigh Weaver GRATs and, as sole trustee, has sole voting and dispositive power with respect to the 654,404 shares held by the 2018 Leigh Weaver GRAT and the 345,696 shares held by the 2019 Leigh Weaver GRAT.  Leigh Anne Weaver does not beneficially own any shares of our common stock other than the 1,000,100 shares held by the Leigh Weaver GRATs.  Leigh Anne Weaver’s address is 10 Sheffield West, Winchester, MA 01890.  The Leigh Weaver GRAT’s address is c/o DAR Group Investments, 501 Riverside Avenue, Suite 900, Jacksonville, FL 32202.

(3)

LSV Asset Management (“LSV”) is a registered investment advisor and has sole voting power with respect to 379,486 shares and sole dispositive power with respect to 728,607 shares.  The clients of LSV, including funds and/or managed accounts, have the right to receive or the power to direct the receipt of dividends from, or the proceeds of the sale of, shares of our common stock.

(4)

The Vanguard Group, Inc. (“Vanguard’) is a registered investment advisor and has sole voting power with respect to 9,035 shares, shared voting power with respect to 1,372 shares, sole dispositive power with respect to 761,554 shares and shared dispositive power with respect to 9,370 shares.  The aggregate amount beneficially owned is 770,924 shares.  Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the  beneficial owner of 7,998 shares, or less than 1% of our common stock, as a result of its serving as investment manager of collective trust accounts.  Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 2,409 shares, or less than 1% of our common stock, as a result of its serving as investment manager of Australian investment offerings.

(5)	Royce & Associates, LP is a registered investment advisor and has sole voting power with respect to 981,336 shares and sole dispositive power with respect to 981,336 shares.
(6)

Dimensional Fund Advisors LP (“Dimensional”) is a registered investment advisor and has sole voting power with respect to 1,185,937 shares and sole dispositive power with respect to 1,223,616 shares.  All of the indicated shares are owned by advisory clients of Dimensional, and Dimensional disclaims beneficial ownership of such shares.  These Dimensional clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, shares of our common stock held in their respective accounts.

(7)

BlackRock, Inc. is a parent holding company or control person and has sole voting power with respect to 1,522,861 shares and sole dispositive power with respect to 1,563,893 shares.  BlackRock, Inc. reported that the following of its subsidiaries acquired shares: BlackRock Advisors, LLC; BlackRock Investment Management (UK) Limited; BlackRock Asset Management Canada Limited; BlackRock (Luxembourg) S.A.; BlackRock (Netherlands) B.V.; BlackRock Fund Advisors; BlackRock Asset Management Ireland Limited; BlackRock Institutional Trust Company, National Association; BlackRock Financial Management, Inc.; BlackRock Japan Co., Ltd.; BlackRock Asset Management Schweiz AG; and BlackRock Investment Management, LLC; and reported that BlackRock Fund Advisors beneficially owns 5% or greater of the outstanding shares of our common stock.

SHAREHOLDER PROPOSALS FOR 2021 ANNUAL MEETING

The date by which shareholder proposals must be received by us for inclusion in proxy materials relating to the 2021 annual meeting of common shareholders pursuant to SEC Rule 14a-8 is January 1, 2021.

In order to be considered at the 2021 annual meeting, shareholder proposals must comply with the advance notice and eligibility requirements contained in our by-laws.  Our by-laws provide that shareholders are required to give advance notice to us of any nomination by a shareholder of candidates for election as directors and of any business to be brought by a shareholder before an annual shareholders' meeting.  Specifically, the by-laws provide that for a shareholder to nominate a person for election to our Board, the shareholder must be entitled to vote for the election of directors at the meeting and must give timely written notice of the nomination to our Secretary.  The by-laws also provide that for business to be properly brought before an annual meeting by a shareholder, the shareholder must have the legal right and authority to make the proposal for consideration at the meeting and the shareholder must give timely written notice thereof to our Secretary.  In order to be timely, a shareholder's notice must be delivered to or mailed and received at our principal executive offices not less than 30 days or more than 60 days prior to the meeting.  In the event that less than 40 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder must be received not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure was made.  The notice must contain specified information about each nominee or the proposed business and the shareholder making the nomination or proposal.

The specific requirements of these advance notice and eligibility provisions are set forth in Article II and Article III of our by-laws, a copy of which is available upon request.  Such request and any shareholder proposals should be sent to our Secretary at our principal executive offices.

SHAREHOLDER COMMUNICATIONS

Our Board has implemented a process whereby shareholders may send communications to the Board's attention.  Any shareholder desiring to communicate with the Board, or one or more specific members thereof, should communicate in writing addressed to Shoe Carnival, Inc. Board, c/o Lead Independent Director, 7500 East Columbia Street, Evansville, Indiana 47715.

INCORPORATION BY REFERENCE

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act that may incorporate future filings (including this proxy statement, in whole or in part), the Compensation Committee Report and the Report of the Audit Committee shall not be incorporated by reference in any such filings.  The information on, or accessible through, our website, www.shoecarnival.com, is not, and should not be deemed to be, a part of this proxy statement, or incorporated into any other filings we make with the SEC.

ANNUAL REPORTS

Our Annual Report to Shareholders for fiscal 2019 accompanies this proxy statement.  The Annual Report is not used as part of this solicitation material and no action will be taken with respect to it at the annual meeting.  Additional copies of our Annual Report on Form 10-K for the fiscal year ended February 1, 2020 as filed with the Securities and Exchange Commission, including the financial statements and schedules thereto but excluding exhibits, may be obtained without charge upon written request.  Requests should be directed to Investor Relations at Shoe Carnival, Inc., 7500 East Columbia Street, Evansville, Indiana 47715. A list of exhibits is included in the Annual Report on Form 10-K, and exhibits are available from us upon payment to us of the cost of furnishing them.

SHOE CARNIVAL OTE ENDORSEMENT_LINE SACKPACK 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext Your vote matters – here’s how to vote You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by 10:59 P.M. CDT, on June 10, 2020.  Online Go to www.envisionreports.com/SCVL or scan the QR code — login details are located in the shaded bar below.  Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/SCVL Annual Meeting Proxy Card IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A. Proposals — The Board recommends a vote FOR the nominee listed in Proposal 1, A and FOR Proposals 2 and 3. 1. Election of Director: 01 - J. Wayne Weaver For Against Abstain 2. To approve, in an advisory (non-binding) vote, the compensation paid to the Company’s named executive officers. For Against Abstain 3. To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for fiscal 2020. For Against Abstain B. Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below When signing as attorney, executor, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign. All joint owners must sign. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T 1 2 A M 4 6 0 6 8 0 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 038WKC

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders to be held on June 11, 2020. The notice of annual meeting of common shareholders, proxy statement and annual report to shareholders are available at: www.envisionreports.com/SCVL. Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/SCVL IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — Shoe Carnival, Inc. Proxy Solicited on Behalf of The Board For The Annual Meeting of Common Shareholders to be held on June 11, 2020 The undersigned appoints Clifton E. Sifford and J. Wayne Weaver, and each of them, as proxies, with full power of substitution and revocation, to vote, as designated on the reverse side hereof, all the common stock of Shoe Carnival, Inc. which the undersigned has power to vote, with all powers which the undersigned would possess if personally present, at the annual meeting of shareholders thereof to be held at the corporate headquarters for Shoe Carnival, Inc. located at 7500 East Columbia Street, Evansville, Indiana on Thursday, June 11, 2020, at 9:00 a.m., C.D.T., or at any adjournment or postponement thereof. This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. Unless otherwise marked, this proxy will be voted FOR the election as Director of the nominee listed under Proposal 1, and FOR Proposals 2 and 3. YOUR VOTE IS IMPORTANT! PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. (Continued and to be signed on reverse side.) Non-Voting Items Change of Address — Please print new address below.